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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

ImmunoGen, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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830 Winter Street, Waltham, MA 02451                                      TEL: (781) 895-0600 FAX: (781) 895-0610

September 30, 2009

Dear Shareholder:

        You are cordially invited to attend the 2009 Annual Meeting of Shareholders of ImmunoGen, Inc. to be held on Wednesday, November 11, 2009 beginning at 11:00 a.m., local time, at our offices, 830 Winter Street, Waltham, Massachusetts.

        The accompanying Notice of Annual Meeting of Shareholders and proxy statement describe the matters that will be presented at our annual meeting. The agenda for the meeting includes proposals to elect nine members to our Board of Directors and to amend our Restated Articles of Organization to increase the number of authorized shares of our common stock. The Board of Directors recommends that you vote FOR the election of its slate of directors and FOR the proposed increase in the number of authorized shares of our common stock.

        Please refer to the enclosed proxy statement for detailed information on each of the proposals. Your vote is important. Whether or not you expect to attend the meeting in person, your shares should be represented. Therefore, we urge you to complete, sign, date and promptly return the enclosed proxy card, or vote via the Internet or telephone, promptly and in accordance with the instructions set forth in either the Notice Regarding the Availability of Proxy Materials that you received or on the proxy card. This will ensure your proper representation at our annual meeting.

Sincerely,

DANIEL M. JUNIUS President and Chief Executive Officer

YOUR VOTE IS IMPORTANT. PLEASE RETURN YOUR PROXY PROMPTLY.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On November 11, 2009

To Shareholders:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of ImmunoGen, Inc. will be held on Wednesday, November 11, 2009 beginning at 11:00 a.m., local time, at ImmunoGen's offices, 830 Winter Street, Waltham, Massachusetts, for the following purposes:

  1.
  To fix the number of members of the Board of Directors at nine.

  2.
  To elect nine members of the Board of Directors to hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified.

  3.
  To approve an amendment to our Restated Articles of Organization to increase the number of authorized shares of common stock from 75,000,000 to 100,000,000.

  4.
  To transact such other business as may properly come before the meeting or at any adjournments or postponements thereof.

        The Board of Directors has fixed the close of business on September 16, 2009 as the record date for the meeting. All shareholders of record on that date are entitled to notice of and to vote at the meeting. We began mailing the Notice Regarding the Availability of Proxy Materials on or about September 30, 2009. Our proxy materials, including this proxy statement and our 2009 annual report, will also be available on or about September 30, 2009 on the website referred to in the Notice Regarding the Availability of Proxy Materials.

        You are cordially invited to attend the annual meeting in person, if possible. Whether or not you expect to attend the meeting in person, please complete, sign and date the enclosed proxy and return it in the envelope enclosed for this purpose, or vote via the Internet or by telephone, as soon as possible. If you attend the meeting, you may continue to have your shares voted as instructed in the proxy or you may withdraw your proxy and vote your shares in person.

By Order of the Board of Directors

CRAIG BARROWS Secretary

September 30, 2009

830 Winter Street
Waltham, Massachusetts 02451
781-895-0600

PROXY STATEMENT

 QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why are these materials being made available to me?

        We are making these proxy materials available to you on or about September 30, 2009 in connection with the solicitation of proxies by the Board of Directors of ImmunoGen, Inc. ("ImmunoGen") for our 2009 annual meeting of shareholders, and any adjournment or postponement of that meeting. The meeting will be held on Wednesday, November 11, 2009 beginning at 11:00 a.m., local time, at our offices, 830 Winter Street, Waltham, Massachusetts. You are invited to attend the meeting, and we request that you vote on the proposals described in this proxy statement. You do not need to attend the meeting in person to vote your shares. Instead, you may have your shares voted at the meeting on your behalf by following the instructions below to submit your proxy on the Internet. Alternatively, if you requested and received a printed copy of these materials, you may complete, sign and return the accompanying proxy card or submit your proxy by telephone as described below in order to have your shares voted at the meeting on your behalf.

        We intend to mail a Notice Regarding the Availability of Proxy Materials (referred to elsewhere in this proxy statement as the "Notice") to all shareholders of record entitled to vote at the annual meeting on or about September 30, 2009. The Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice will also instruct you as to how you may submit your proxy on the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions included in the Notice for requesting such materials.

What am I voting on?

        There are three matters scheduled for a vote:

  •
  To fix the number of members of our Board of Directors at nine;

  •
  To elect nine members of our Board of Directors; and

  •
  To approve an amendment to our Restated Articles of Organization to increase the number of authorized shares of common stock.

Who can attend and vote at the meeting?

        Shareholders of record at the close of business on September 16, 2009 are entitled to attend and vote at the meeting. Each share of our common stock is entitled to one vote on all matters to be voted on at the meeting, and can be voted only if the record owner is present to vote or is represented by proxy. The Notice you received by mail and the proxy card provided with this proxy statement indicate the number of shares of common stock that you own and are entitled to vote at the meeting.

What constitutes a quorum at the meeting?

        The presence at the meeting, in person or represented by proxy, of the holders of a majority of our common stock outstanding on September 16, 2009, the record date, will constitute a quorum for purposes of the meeting. On the record date, 57,057,596 shares of our common stock were outstanding. For purposes of determining whether a quorum exists, proxies received but marked "abstain" and so-called "broker non-votes" (described below) will be counted as present.

How do I vote by proxy?

        Your vote is very important. Whether or not you plan to attend the meeting, we urge you to either

  •
  vote on the Internet pursuant to the instructions provided in the Notice you received by mail, or

  •
  request printed copies of the proxy materials by mail pursuant to the instructions provided in the Notice, and either

  •
  complete, sign, date and return the proxy card you will receive in response to your request, or

  •
  vote by telephone (toll-free) in the United States or Canada, in accordance with the instructions on the proxy card.

        Requests for printed copies of the proxy materials should be made no later than October 28, 2009 to ensure that they will be received in time for you to cast your vote on a timely basis.

        If you properly complete and deliver your proxy (whether electronically, by mail or by telephone) and it is received by 11:59 p.m. Eastern Time on November 10, 2009, your proxy (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign, date and return the proxy card but do not specify how your shares are to be voted, then your proxy will vote your shares as follows:

  •
  FOR the proposal to fix the number of members of our Board of Directors at nine;

  •
  FOR the election of the nine nominees named below under "Election of Directors;" and

  •
  FOR approval of the amendment to our Restated Articles of Organization to increase the number of authorized shares of common stock.

        If any other matter properly comes before the meeting or at any adjournments or postponements thereof, your proxy will vote your shares in his discretion. At present we do not know of any other business that is intended to be brought before or acted upon at the meeting.

How do I vote if my shares are held by my broker?

        If your shares are held by your broker in "street name," you will need to instruct your broker concerning how to vote your shares in the manner provided by your broker. If your shares are held in "street name" and you wish to vote them in person at the meeting, you must obtain from your broker a properly executed legal proxy, identifying you as an ImmunoGen shareholder, authorizing you to act on behalf of the broker at the meeting and specifying the number of shares with respect to which the authorization is granted.

What discretion does my broker have to vote my shares held in "street name"?

        A broker holding your shares in "street name" must vote those shares according to any specific instructions it receives from you. If specific instructions are not received, your broker generally may vote your shares in its discretion, depending on the type of proposal involved. Under NASDAQ Stock Market rules, there are certain matters on which brokers may not vote without specific instructions from you. If such a matter comes before the meeting and you have not specifically instructed your broker how to vote your shares, your shares will not be voted on that matter, giving rise to what is called a "broker non-vote." Shares represented by broker non-votes will be counted for purposes of determining the existence of a quorum for the transaction of business, but for purposes of determining the number of shares voting on a particular proposal broker non-votes will not be counted as votes cast or shares voting.

Can I change my vote after I have already voted?

        Yes. You may change your vote at any time before your proxy is exercised. To change your vote, you may:

  •
  Deliver to our corporate secretary a written notice revoking your earlier vote; or

  •
  Submit a properly completed and signed proxy card with a later date; or

  •
  Vote again telephonically or electronically (available until 11:59 p.m. Eastern Time on November 10, 2009); or

  •
  Vote in person at the meeting.

        Your last dated proxy card or vote cast will be counted. Your attendance at the meeting will not be deemed to revoke a previously-delivered proxy unless you clearly indicate at the meeting that you intend to revoke your proxy and vote in person.

        If your shares are held in "street name," you should contact your broker for instructions on changing your vote.

How are votes counted?

  •
  Election of directors.  The nine nominees who receive the highest number of "For" votes will be elected. If you do not vote for a particular nominee, or you withhold authority for one or all nominees, your vote will have no effect on the outcome of the election.

  •
  Amendment to our Restated Articles of Organization.  The proposal to amend our Restated Articles of Organization to increase the number of authorized shares of common stock requires the favorable vote of a majority of the outstanding shares of common stock. Abstentions will have the same effect on the results of voting on this proposal as votes against the proposal.

  •
  Other business.  The proposal to fix the number of members of our Board of Directors at nine and approval of all other business that may properly come before the meeting require in each case the favorable vote of a majority of the votes cast on the matter. Abstentions and broker non-votes, which are described above, will have no effect on the outcome of voting on these matters.

How is ImmunoGen soliciting proxies?

        We bear the cost of preparing, assembling and mailing the proxy material relating to the solicitation of proxies by the Board of Directors for the meeting. In addition to the use of the mails, certain of our officers and regular employees may, without additional compensation, solicit proxies in person, by telephone or other means of communication. We will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares, and will reimburse those record holders for their reasonable expenses in transmitting this material.

VOTING SECURITIES

Who owns more than 5% of our stock?

        On September 16, 2009, there were 57,057,596 shares of our common stock outstanding. On that date, to our knowledge there were three shareholders who owned beneficially more than 5% of our common stock. The table below contains information, as of the date noted below, regarding the beneficial ownership of these entities.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
FMR LLC(1)	8,533,737	15.0%
Edward C. Johnson III
Samana Capital, L.P.(2)	4,312,500	7.6%
Morton Holdings, Inc.
Philip B. Korsant
BVF Inc.(3)	4,161,572	7.3%
BVF Partners L.P.
Investment 10, L.L.C.
BVF Investments, L.L.C.
Biotechnology Value Fund, L.P.
Biotechnology Value Fund II, L.P.

(1)
Based on a Schedule 13G filed with the SEC on August 10, 2009 reporting beneficial ownership as of August 7, 2009. The filing reported that FMR LLC had sole voting power with respect to 3,000 shares and sole investment power with respect to all of the shares reported, and that Edward C. Johnson III, through his control of FMR LLC, had sole investment power with respect to all of the shares reported. The reporting entities' address is 82 Devonshire Street, Boston, Massachusetts 02109.

(2)
Based on a Schedule 13G/A filed with the SEC on July 31, 2009 reporting beneficial ownership as of July 31, 2009. The filing reported that each reporting entity had shared voting and investment power with respect to all the shares reported. The reporting entities' address is 283 Greenwich Avenue, Greenwich, Connecticut 06830.

(3)
Based on a Schedule 13G/A filed with the SEC on January 27, 2009 reporting beneficial ownership as of December 31, 2008. The filing reported that each reported entity had shared voting and investment power with respect to the following reported shares: Biotechnology Value Fund, L.P.—1,501,172 shares; Biotechnology Value Fund II, L.P.—1,015,700 shares; BVF Investments, L.L.C.—1,212,700 shares; Investment 10, L.L.C.—432,000 shares; BVF Inc. and BVF Partners L.P.—4,161,572 shares. The reporting entities address is 900 North Michigan Avenue, Suite 1100, Chicago, Illinois 60611.

How much stock do ImmunoGen's directors and executive officers own?

        The following information is furnished as of September 16, 2009, with respect to common stock beneficially owned by: (1) our directors (including our chief executive officer) and director nominees; (2) our other current and former executive officers named in the summary compensation table elsewhere in this proxy statement; and (3) all directors, director nominees and current executive officers as a group. Unless otherwise indicated, the individuals named below held sole voting and investment power over the shares listed.

Name and Address of Beneficial Owner*	Number of Shares Beneficially Owned	Percent of Class(1)
David W. Carter(2)	118,726	**
Daniel M. Junius(3)	391,668	**
Stephen C. McCluski(4)	14,927	**
Nicole Onetto, M.D.(5)	24,359	**
Howard H. Pien(6)	2,168	**
Mitchel Sayare, Ph.D.(7)	1,597,733	2.8%
Mark Skaletsky(8)	107,485	**
Joseph J. Villafranca, Ph.D.(9)	37,134	**
Richard J. Wallace(10)	11,546	**
John M. Lambert, Ph.D.(11)	523,291	**
James J. O'Leary, M.D.(12)	37,500	**
Gregory D. Perry	—
John A. Tagliamonte	—
All directors and executive officers as a group (13 persons)(13)	2,866,537	4.9%

*
Unless otherwise indicated, the address is c/o ImmunoGen, Inc., 830 Winter Street, Waltham, Massachusetts 02451.

**
Less than 1.0%.

(1)
The number and percent of the shares of common stock with respect to each beneficial owner are calculated by assuming that all shares which may be acquired by such person within 60 days of September 16, 2009 are outstanding.

(2)
Includes (a) 85,000 shares owned by Mr. Carter individually; (b) 10,000 shares which may be acquired by Mr. Carter within 60 days of September 16, 2009 through the exercise of stock options; and (c) 23,726 shares that Mr. Carter may receive upon redemption of deferred stock units within 60 days of September 16, 2009.

(3)
Includes (a) 50,000 shares owned by Mr. Junius individually; and (b) 341,668 shares which may be acquired by Mr. Junius within 60 days of September 16, 2009 through the exercise of stock options.

(4)
Includes 14,927 shares that Mr. McCluski may receive upon redemption of deferred stock units within 60 days of September 16, 2009.

(5)
Includes 24,359 shares that Dr. Onetto may receive upon redemption of deferred stock units within 60 days of September 16, 2009.

(6)
Includes 2,168 shares owned by Mr. Pien individually.

(7)
Includes (a) 724,399 shares owned by Dr. Sayare individually; and (b) 873,334 shares which may be acquired by Dr. Sayare within 60 days of September 16, 2009 through the exercise of stock options.

(8)
Includes (a) 13,759 shares owned by Mr. Skaletsky individually; (b) 70,000 shares which may be acquired by Mr. Skaletsky within 60 days of September 16, 2009 through the exercise of stock options; and (c) 23,726 shares that Mr. Skaletsky may receive upon redemption of deferred stock units within 60 days of September 16, 2009.

(9)
Includes 37,134 shares that Dr. Villafranca may receive upon redemption of deferred stock units within 60 days of September 16, 2009.

(10)
Includes 11,546 shares that Mr. Wallace may receive upon redemption of deferred stock units within 60 days of September 16, 2009.

(11)
Includes (a) 58,291 shares owned by Dr. Lambert individually; (b) 452,000 shares which may be acquired by Dr. Lambert within 60 days of September 16, 2009 through the exercise of stock options; and (c) 13,000 owned by Dr. Lambert's spouse, as to which Dr. Lambert disclaims beneficial ownership.

(12)
Includes 37,500 shares which may be acquired by Dr. O'Leary within 60 days of September 16, 2009 through the exercise of stock options.

(13)
See footnotes (2)—(12).

ELECTION OF DIRECTORS
(Notice Item 1 and Item 2)

Who sits on the Board of Directors?

        Our by-laws provide that, at each annual meeting of shareholders, our shareholders will fix the number of directors to be elected to our Board of Directors. At our 2008 annual meeting of shareholders, the shareholders voted to fix the number of directors at eight, and our Board of Directors currently consists of eight members. The shareholders may increase or decrease the number of directors constituting the full Board of Directors, provided that such number may not be less than three.

        We are proposing that shareholders fix the number of directors to be elected at the meeting at nine. We are nominating the eight current directors listed below for re-election, and we are also nominating Howard H. Pien, who is not currently a director, for election at the meeting. Persons elected as directors at the meeting will serve in office until the next annual meeting of shareholders and until their successors have been elected and qualified or until they die, resign or are removed.

Recommendation

        The Board recommends a vote "FOR" the proposal fixing the number of directors at nine, and "FOR" the election of the nominees listed below.

Information About the Directors

        The persons named as proxies in the accompanying proxy card will vote, unless authority is withheld, for the election of the nominees named below. We have no reason to believe that any of the nominees will be unavailable for election. However, if any one of them becomes unavailable, the persons named as proxies in the accompanying proxy card have discretionary authority to vote for a substitute chosen by the Board. Any vacancies not filled at the meeting may be filled by the Board.

        The following information was provided by the director nominees.

Name	Age	Year First Elected a Director	Principal Occupations During at Least the Last Five Years
Daniel M. Junius	57	2008	Mr. Junius has served as our President and Chief Executive Officer since January 1, 2009. Prior to that he served as our President and Chief Operating Officer and Acting Chief Financial Officer from July 2008 to December 2008, as our Executive Vice President and Chief Financial Officer from 2006 to July 2008, and as our Senior Vice President and Chief Financial Officer from 2005 to 2006. Prior to joining ImmunoGen, he served as Executive Vice President and Chief Financial Officer of New England Business Service, Inc. (NEBS), a supplier of business products and services to small businesses, from 2002 to 2004, and as Senior Vice President and Chief Financial Officer of NEBS from 1998 to 2002.

Name	Age	Year First Elected a Director	Principal Occupation
David W. Carter	70	1997	Mr. Carter has served as our Lead Director since 2002. Mr. Carter founded and has served as President of DaCart, Inc., which provides consulting services to start-up and re-start biotechnology companies, since 2006. Prior to that he served as Chief Executive Officer and Chairman of Xenogen, Inc., a biotechnology company, from 1997 to its acquisition by Caliper Life Sciences, Inc. in 2006. Prior to that he served as Chairman of the Board, President and Chief Executive Officer of Somatix Therapy Corporation, a gene therapy company, from 1991 to its merger with Cell Genesys, Inc. in 1997. Mr. Carter is also a director of Caliper Life Sciences, Inc., Cell Genesys, Inc. and Origen Therapeutics, Inc.
Stephen C. McCluski	57	2007

Mr. McCluski served as Senior Vice President and Chief Financial Officer of Bausch & Lomb Incorporated, a manufacturer of health care products for the eye, from 1995 to his retirement in 2007. Prior to that he served in various executive capacities at Bausch & Lomb and its subsidiaries from 1989 to 1995. Mr. McCluski is also a director of Standard Microsystems Corporation and the James P. Wilmot Cancer Center of the University of Rochester.

Nicole Onetto, M.D.	56	2005

Dr. Onetto has most recently served as Senior Vice President and Chief Medical Officer of ZymoGenetics, Inc., a biotechnology company, from 2005 to June 2009. Prior to that she served as Executive Vice President and Chief Medical Officer at OSI Pharmaceuticals, Inc., a biopharmaceutical company, from 2003 to 2005, and as Executive Vice President of OSI Pharmaceutical's Oncology business from 2002 to 2003. Prior to that she served as Senior Vice President, Medical Affairs, at Gilead Sciences, Inc., a biopharmaceutical company, from 2000 to 2001. Dr. Onetto has a Doctor of Medicine degree from the University of Paris V, France.

Name	Age	Year First Elected a Director	Principal Occupation
Howard H. Pien	51		Mr. Pien has most recently served as Chairman of the Board and Chief Executive Officer of Medarex, Inc., a biotechnology company, from 2007 to its acquisition by Bristol Myers Squibb Company in September 2009. Prior to that he was a private consultant from 2006 to 2007. Prior to that he served as President and Chief Executive Officer of Chiron Corporation, a biopharmaceutical company, from 2003 to its acquisition by Novartis AG in 2006. Prior to that he served in various executive capacities at GlaxoSmithKline plc (GSK), a pharmaceutical company, and its predecessor companies, culminating in his tenure as President of GSK's International Pharmaceuticals business from 2000 to 2003. Prior to joining SmithKline Beecham plc (a predecessor of GSK), Mr. Pien worked for six years at Abbott Laboratories and for five years at Merck & Co., Inc. in positions in sales, market research, licensing and product management. Mr. Pien is also a director of Vanda Pharmaceuticals, Inc. and ViroPharma Incorporated.
Mitchel Sayare, Ph.D.	61	1986

Dr. Sayare has served as our Chairman of the Board since 1989, and served as our Chief Executive Officer from 1986 to December 31, 2008, and as our President from 1986 to 1992, and from 1994 to July 2008. Prior to joining ImmunoGen, he served as Vice President of Development of Xenogen from 1982 to 1985. Prior to that he was Assistant Professor of Biophysics and Biochemistry at the University of Connecticut. Dr. Sayare holds a Ph.D. in Biochemistry from Temple University School of Medicine.

Mark Skaletsky	61	2000

Mr. Skaletsky has served as Chairman of the Board and Chief Executive Officer of Fenway Pharmaceuticals, Inc., a drug development company, since 2008. Prior to that he served as Chairman of the Board and Chief Executive Officer of Trine Pharmaceuticals, Inc. (formerly Essential Therapeutics, Inc.), a drug development company, from 2001 to 2007. Prior to that he served as Chairman of the Board and Chief Executive Officer of The Althexis Company, Inc. a drug discovery company, from 2000 to its acquisition by Essential Therapeutics in 2001. Mr. Skaletsky is also a director of Alkermes, Inc., AMAG Pharmaceuticals, Inc. and Targacept, Inc.

Name	Age	Year First Elected a Director	Principal Occupation
Joseph J. Villafranca, Ph.D.	65	2004

Dr. Villafranca has served as Senior Vice President, Life Sciences, Business Development, of Tunnell Consulting, a consulting firm focusing on the life sciences industry, since July 2009. Prior to that he served as Senior Vice President–Operations and Principal & Practice Director, Life Sciences, of Tunnell Consulting from 2006 to July 2009. Prior to that he served as President of Biopharmaceutical Consultants LLC from 2005 to 2006. Prior to that he served as Executive Vice President, Pharmaceutical Development and Operations at Neose Technologies, Inc., a biotechnology company, from 2002 to 2005. Prior to that he served in various executive positions at Bristol-Myers Squibb Company over a period of 11 years. Dr. Villafranca holds a Ph.D. in Biochemistry/Chemistry from Purdue University and completed his postdoctoral work at the Institute for Cancer Research in Philadelphia, Pennsylvania.

Richard J. Wallace	58	2007

Mr. Wallace served as a Senior Vice President for Research and Development at GSK from 2004 to his retirement in 2008. Prior to that he served in various executive capacities for GSK and its predecessor companies and their subsidiaries from 1992 to 2004. Mr. Wallace's experience prior to joining GSK included eight years with Bristol-Myers Squibb Company and seven years at Johnson & Johnson (in assignments spanning marketing, sales, manufacturing and general management). Mr. Wallace is also a director of Avigen, Inc., Clinical Data, Inc. and Bridgehead International Ltd.

 CORPORATE GOVERNANCE

Independence

        Our Board of Directors has determined that a majority of the members of the Board should consist of "independent directors," determined in accordance with the applicable listing standards of the NASDAQ Stock Market as in effect from time to time. Directors who are also ImmunoGen employees are not considered to be independent for this purpose. For a non-employee director to be considered independent, he or she must not have any direct or indirect material relationship with ImmunoGen. A material relationship is one which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In determining whether a material relationship exists, the Board considers the circumstances of any direct compensation received by a director or a member of a director's immediate family from ImmunoGen; any professional relationship between a director or a member of a director's immediate family and ImmunoGen's outside auditors; any participation by an ImmunoGen executive officer in the compensation decisions of other companies employing a director or a member of a director's immediate family as an executive officer; and commercial relationships between ImmunoGen and other entities with which a director is affiliated (as an executive officer, partner or controlling shareholder). In addition, the Board has determined that directors who serve on the Audit Committee must qualify as independent under applicable SEC rules, which limit the types of compensation an Audit Committee member may receive directly or indirectly from ImmunoGen and require that Audit Committee members not be "affiliated persons" of ImmunoGen or its subsidiaries.

        Consistent with these considerations, the Board has determined that all of the current members of the Board are, and Mr. Pien, upon election, will be, independent directors, except Mr. Junius, who is also an ImmunoGen executive officer, and Dr. Sayare, who was an ImmunoGen executive officer as recently as December 31, 2008.

How are nominees for the Board selected?

        Our Governance and Nominating Committee is responsible for identifying and recommending nominees for election to the Board. The committee will consider nominees recommended by shareholders if the shareholder submits the nomination in compliance with applicable requirements. The committee did not receive any shareholder nominations for election of directors at this year's meeting. All of the nominees for director standing for election at the meeting (other than Mr. Pien) were most recently elected or re-elected as directors at our 2008 annual meeting of shareholders. Mr. Pien was initially recommended to the Governance and Nominating Committee by a director who is a member of that committee.

        When considering a potential candidate for membership on the Board, the Governance and Nominating Committee examines a candidate's specific experience, knowledge, skills, expertise, integrity, diversity, ability to make independent analytical inquiries, understanding of our business environment and willingness to devote adequate time and effort to Board responsibilities. In addition to these qualifications, when considering potential candidates for the Board, the committee seeks to ensure that the Board is comprised of a majority of independent directors and that the committees of the Board are comprised entirely of independent directors. The committee may also consider any other standards that it deems appropriate, including whether a potential candidate's skill and experience would enhance the ability of a particular Board committee to fulfill its duties.

        Potential candidates may come to the attention of the Governance and Nominating Committee from current directors, executive officers, shareholders or other persons. The committee also, from time to time, engages firms that specialize in identifying director candidates. Once a person has been identified by the Governance and Nominating Committee as a potential candidate, the committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the committee determines that the candidate warrants further consideration, and the person expresses a willingness to be considered and to serve on the Board, the committee requests information from the candidate, reviews the person's accomplishments and qualifications, compares those accomplishments and qualifications to those of any other candidates that the committee might be considering, and conducts one or more interviews with the candidate. In certain instances, members of the committee may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate's credentials and accomplishments. The committee's evaluation process does not vary based on whether or not a candidate is recommended by a shareholder, although the Board may take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held.

        Shareholders who wish to submit director candidates for consideration should send such recommendations to our corporate secretary at ImmunoGen's executive offices not fewer than 120 days prior to the first anniversary of the date on which ImmunoGen's proxy statement for the prior year's annual meeting of shareholders was released. Such recommendations must include the following information: (1) the name and address of the shareholder submitting the recommendation, as they appear on our books, and of the beneficial owner on whose behalf the recommendation is being submitted; (2) the class and number of our shares that are owned beneficially and held of record by such shareholder and such beneficial owner; (3) as to each proposed director candidate, all information relating to such person or persons that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934; (4) a description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for Board membership described above; (5) a description of all arrangements or understandings between the proposed director candidate and the shareholder submitting the recommendation; and (6) the consent of each proposed director candidate to be named in the proxy statement and to serve as a director if elected. Shareholders must also submit any other information regarding the proposed director candidate that SEC rules require to be included in a proxy statement relating to the election of directors.

Can I communicate with ImmunoGen's directors?

        Yes. Shareholders who wish to communicate with the Board or with a particular director may send a letter to ImmunoGen, Inc., 830 Winter Street, Waltham, MA 02451, attention: General Counsel. The mailing envelope should contain a clear notation that the enclosed letter is a "Shareholder-Board Communication" or "Shareholder-Director Communication." All such letters should clearly state whether the intended recipients are all members of the Board or certain specified individual directors. The general counsel will make copies of all such letters and circulate them to the appropriate director or directors.

What committees has the Board established?

        The Board of Directors has standing Audit, Compensation, and Governance and Nominating Committees. As described above under the heading "Independence," all of the members of the Audit, Compensation, and Governance and Nominating Committees are deemed to be independent directors. Each of these committees acts under a written charter, copies of which can be found on ImmunoGen's website at www.immunogen.com on the Investors Relations page under "Corporate Governance."

Audit Committee

        The Audit Committee assists the Board in its oversight of:

  •
  Our accounting and financial reporting principles, policies, practices and procedures;

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  The adequacy of our systems of internal accounting control;

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  The quality, integrity and transparency of our financial statements; and

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  Our compliance with all legal and regulatory requirements.

        The Audit Committee also reviews the qualifications, independence and performance of our independent registered public accounting firm and pre-approves all audit and non-audit services provided by such firm and its fees. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm, which reports directly to the Audit Committee. The Audit Committee also is responsible for reviewing and approving related person transactions in accordance with our written related person transaction policy.

        During fiscal year 2009, members of the Audit Committee were Messrs. McCluski (Chairman), Carter and Skaletsky. Our Board has also determined that each member of the committee qualifies as an "audit committee financial expert" under SEC rules.

Compensation Committee

        The Compensation Committee is responsible for:

  •
  Setting the compensation of our executive officers;

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  Overseeing the administration of our incentive compensation plans, including the annual bonus objectives and our equity-based compensation and incentive plans, discharging its responsibilities as provided for under such plans, and approving awards of incentive compensation under such plans;

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  Approving, or where shareholder approval is required, making recommendations to the Board regarding any new incentive compensation plan or any material change to an existing incentive compensation plan;

  •
  Making recommendations to the Board with respect to any severance or similar termination payments proposed to be made to any of our current or former executive officers and the extension of any change in control or similar agreements to any of our officers; and

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  Overseeing the development and implementation of executive succession plans and plans for developing and evaluating potential candidates for executive positions.

        All of the non-management directors on our Board annually review and approve the corporate goals and the CEO's individual objectives (if any), and evaluate the CEO's performance in light of those goals and objectives. Based on the foregoing, the Compensation Committee sets the CEO's compensation, including salary, target bonus, bonus payouts, equity-based or other long-term compensation, and any other special or supplemental benefits. Our CEO annually evaluates the contribution and performance of our other executive officers, and the Compensation Committee sets their compensation based on the recommendation of our CEO.

        The Compensation Committee has delegated to our CEO the authority to grant stock options and restricted stock awards under our 2006 Employee, Director and Consultant Equity Incentive Plan (which is referred to elsewhere in this proxy statement as our 2006 Plan) to individuals who are not subject to the reporting and other requirements of Section 16 of the Securities Exchange Act of 1934 or "covered employees" within the meaning of Section 162(m) of the Internal Revenue Code as follows:

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  New hires.  The CEO is authorized to grant stock options to newly-hired individuals other than corporate officers.

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  Existing employees.  In any fiscal year, the aggregate number of shares subject to options awarded by the CEO to employees (other than new hires) may not exceed 50,000, and the number of restricted shares awarded by the CEO to employees (other than new hires) may not exceed 25,000. With respect to these CEO-granted awards, no individual may receive in any fiscal year a combination of stock options and restricted shares such that the sum of total restricted shares awarded and .5 times the total shares subject to stock options awarded exceeds 2,500.

        The Compensation Committee is authorized to obtain advice and assistance from independent compensation consultants, outside legal counsel and other advisors as it deems appropriate, at ImmunoGen's expense. We have engaged independent compensation consultants, including Radford Surveys + Consulting and W.T. Haigh & Company, Inc., to provide the Compensation Committee and management with research and comparative market data on executive and employee compensation. These consultants meet with the Compensation Committee, either with and without members of management in attendance, at the committee's request.

        During fiscal year 2009, members of the committee were Messrs. Skaletsky (Chairman) and Wallace and Dr. Villafranca.

Governance and Nominating Committee

        The Governance and Nominating Committee is responsible for:

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  Identifying and recommending to the Board individuals qualified to serve as directors;

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  Recommending to the Board directors to serve on committees of the Board;

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  Advising the Board with respect to matters of Board composition and procedures;

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  Reviewing our corporate governance guidelines and making recommendations of any changes to the Board;

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  Overseeing the process by which the Board and its committees assess their effectiveness;

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  Reviewing the compensation for non-employee directors and making recommendations of any changes to the Board; and

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  Assessing the effectiveness and scope of our Code of Corporate Conduct and Senior Officer and Financial Personnel Code of Ethics.

        The Governance and Nominating Committee is authorized to obtain advice and assistance from independent compensation consultants, outside legal counsel and other advisors as its deems appropriate, at ImmunoGen's expense. In 2006 we engaged Radford Surveys + Consulting to provide the committee with research and market data on director compensation and director and director compensation consulting, which resulted in certain changes to our 2004 Non-Employee Director Compensation and Deferred Share Unit Plan described elsewhere in this proxy statement under the heading "Director Compensation." In 2009 we engaged W.T. Haigh & Company, Inc. to provide the committee with updated research and market data on director compensation.

        During fiscal year 2009, members of the committee were Mr. Carter (Chairman) and Drs. Onetto and Villafranca.

How often did the Board and committees meet in fiscal year 2009?

        The Board of Directors met or acted by unanimous written consent nine times during the last fiscal year. The Audit, Compensation, and Governance and Nominating Committees met or acted by unanimous written consent nine, ten and five times, respectively, during the last fiscal year. All of the directors attended at least 75% of the meetings of the Board of Directors and committees of the Board on which they served.

        The independent directors met four times during the last fiscal year in executive session without management present. All meetings, or portions of meetings, of the Board at which only independent directors were present were presided over by the lead independent director. The lead independent director is currently David W. Carter.

Does ImmunoGen have a policy regarding director attendance at annual meetings of the shareholders?

        It is the Board's policy that, absent any unusual circumstances, all director nominees standing for election will attend our annual meeting of shareholders. All of our directors attended our 2008 annual meeting of shareholders.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

        During fiscal year 2009, Messrs. Skaletsky and Wallace and Dr. Villafranca served on the Compensation Committee. No member of the committee is a present or former officer or employee of ImmunoGen or any of its subsidiaries or had any business relationship or affiliation with ImmunoGen or any of its subsidiaries (other than his service as a director) requiring disclosure in this proxy statement.

Does ImmunoGen have a Code of Corporate Conduct?

        Yes. We have adopted a Code of Corporate Conduct applicable to our officers, directors and employees. We have also adopted a Senior Officer and Financial Personnel Code of Ethics, which sets forth special obligations for senior officers and employees with financial reporting and related responsibilities. These codes are posted on our website at www.immunogen.com on the Investor Relations page under "Corporate Governance." We intend to satisfy our disclosure requirements regarding any amendment to, or waiver of, a provision of our Senior Officer and Financial Personnel Code of Ethics by disclosing such matters on our website. Shareholders may request copies of our Code of Corporate Conduct and our Senior Officer and Financial Personnel Code of Ethics free of charge by writing to ImmunoGen, Inc., 830 Winter Street, Waltham, MA 02451, attention: General Counsel.

Does ImmunoGen have a written policy governing related person transactions?

        Yes. We have adopted a written policy that provides for the review and approval by the Audit Committee of transactions involving ImmunoGen in which a related person is known to have a direct or indirect interest and that are required to be reported under Item 404(a) of Regulation S-K promulgated by the SEC. For purposes of this policy, a related person includes: (1) any of our directors, director nominees or executive officers; (2) any known beneficial owner of more than 5% of any class of our voting securities; or (3) any immediate family member of any of the foregoing. In situations where it is impractical to wait until the next regularly-scheduled meeting of the committee or to convene a special meeting of the committee, the chairman of the committee has been delegated authority to review and approve related person transactions. Transactions subject to this policy may be pursued only if the Audit Committee (or the chairman of the committee acting pursuant to delegated authority) determines in good faith that, based on all the facts and circumstances available, the transactions are in, or are not inconsistent with, the best interests of ImmunoGen and its shareholders.

DIRECTOR COMPENSATION

How are the directors compensated?

        Directors who are also ImmunoGen employees receive no additional compensation for serving on the Board of Directors.

        During fiscal year 2009, non-employee directors were compensated in accordance with the terms of our 2004 Non-Employee Director Compensation and Deferred Share Unit Plan, as amended, which is referred to elsewhere in this proxy statement as our 2004 Plan. The 2004 Plan currently provides that each non-employee director receives an annual meeting fee of $35,000. In addition, the lead independent director receives an additional annual fee of $30,000, the chairman of the Audi Committee receives an additional annual fee of $15,000, and the chairmen of each of the Compensation Committee and the Governance and Nominating Committee receive an additional annual fee of $9,000. Other members of the Audit Committee receive an additional annual fee of $8,000, and other members of each of the Compensation Committee and the Governance and Nominating Committee receive an additional annual fee of $5,000. All of these annual fees are paid in quarterly installments in, at each director's election, either cash or deferred stock units. Directors are also reimbursed for their reasonable expenses incurred in connection with attendance at Board and committee meetings.

        Non-employee directors in general are annually credited a number of deferred stock units having an aggregate fair market value of $30,000, based on the closing price of our common stock on the date of our annual meeting of shareholders. New non-employee directors are credited a number of deferred stock units having an aggregate fair market value of $65,000, based on the closing price of our common stock on the date of their initial election to the Board. On the first anniversary of that date, such non-employee directors are credited an additional number of deferred stock units having an aggregate fair market value of $30,000, based on the closing price of our common stock on such anniversary date and prorated based on the number of whole months remaining between such anniversary date and the last day of the following October. Thereafter, such non-employee directors are annually credited additional deferred stock units as described in the first sentence of this paragraph. Prior to September 16, 2009, all of these awards vested quarterly over three years from the date of grant, contingent upon the individual remaining a director of ImmunoGen as of each vesting date. Vested deferred stock units are redeemed on the date a director ceases to be a member of the Board, at which time the holder is entitled to receive a stock grant under our 2006 Plan at a rate of one share of our common stock for each vested deferred stock unit then held. Any deferred stock units that remain unvested at that time are forfeited.

        On September 16, 2009, the Board adopted a new Compensation Policy for Non-Employee Directors, which supersedes the 2004 Plan and makes certain changes to the compensation of its non-employee directors. Effective November 12, 2009, non-employee directors will become entitled to receive annual meeting fees and committee fees under the new policy. These fees will be the same as the fees paid under the 2004 Plan as described above. Effective November 11, 2009, non-employee directors will become entitled to receive deferred stock units under the new policy as follows.

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  New non-employee directors will be initially awarded a number of deferred stock units having an aggregate market value of $65,000, based on the closing price of our common stock on the date of their initial election to the Board. These awards will vest quarterly over three years from the date of grant, contingent upon the individual remaining a director of ImmunoGen as of each vesting date.

  •
  On the first anniversary of a non-employee director's initial election to the Board, such non-employee director will be awarded a number of deferred stock units having an aggregate market value of $30,000, based on the closing price of our common stock on such date of grant and pro-rated based on the number of whole months remaining between the first day of the month in which such grant date occurs and the first October 31 following the grant date. These awards will generally vest quarterly over approximately the period from the grant date to the first November 1 following the grant date, contingent upon the individual remaining a director of ImmunoGen as of each vesting date.

  •
  Thereafter, non-employee directors in general will be annually awarded a number of deferred stock units having an aggregate market value of $30,000, based on the closing price of our common stock on the date of our annual meeting of shareholders. These awards will vest quarterly over approximately one year from the date of grant, contingent upon the individual remaining a director of ImmunoGen as of each vesting date.

        As with the 2004 Plan, vested deferred stock units are redeemed on the date a director ceases to be a member of the Board, at which time such director's deferred stock units will be settled in shares of our common stock issued under our 2006 Plan at a rate of one share for each vested deferred stock unit then held. Any deferred stock units that remain unvested at that time will be forfeited. The new policy provides that all unvested deferred stock units will automatically vest immediately prior to the occurrence of a change of control, as defined in the 2006 Plan.

        In connection with the adoption of the new compensation policy, the Board also amended the 2004 Plan as follows:

  •
  All unvested deferred stock awards (other than any unvested initial awards) were vested on September 16, 2009 unless the date such deferred stock units were credited to the non-employee director was less than one year prior to September 16, 2009, in which case such unvested deferred stock units will vest on the first anniversary of the date such deferred stock units were credited to the non-employee director.

  •
  All unvested deferred stock awards will automatically vest prior to the occurrence of a change of control.

        Non-employee directors who serve on our Scientific Advisory Board are entitled to receive an annual cash retainer of $5,000, payable in quarterly installments. Drs. Onetto and Villafranca serve on our Science Advisory Board; however, Dr. Villafranca has agreed to waive payment of the annual cash retainer associated with such service as long as he is a member of our Compensation Committee.

How were the non-employee directors compensated for fiscal year 2009?

        The compensation paid to the non-employee members of our Board of Directors with respect to fiscal year 2009 was as follows:

Director Compensation for Fiscal Year 2009

Name	Fees Earned or Paid in Cash(1)	Stock Awards ($)(2)(3)	Total
David W. Carter	$82,000	$69,563	$151,563
Stephen C. McCluski	50,000	31,667	81,667
Nicole Onetto, M.D.	45,000	20,833	65,833
Mark Skaletsky	52,000	20,833	72,833
Joseph J. Villafranca, Ph.D.	45,000	56,303	101,303
Richard J. Wallace	40,000	26,667	66,667

(1)
This column represents the annual fees described above, and includes any amounts which a director has elected to be paid in deferred stock units. For fiscal year 2009, all of the outside directors elected to be paid their annual fees in cash, except that Dr. Villafranca elected to be paid $33,625 of his annual fees in deferred stock units.

(2)
This column represents the dollar amount we recognized for financial statement reporting purposes with respect to fiscal year 2009 related to deferred stock units (excluding, in the case of Dr. Villafranca, deferred stock units received in lieu of cash as described in the preceding footnote) in accordance with Statement of Financial Accounting Standards No. 123R ("FAS 123R"), disregarding the estimate for forfeitures, and thus includes amounts for deferred stock units credited in fiscal 2009 as well as prior years, including deferred stock units credited under our 2001 Non-Employee Director Stock Plan, which are settled in cash and thus adjusted to market value at each reporting period.

(3)
The following table provides details regarding the grant date fair value of deferred stock units credited to non-employee directors in fiscal year 2009 and the aggregate number of each non-employee director's vested and unvested deferred stock units as of June 30, 2009:

Name	FAS 123R Grant Date Fair Value	Deferred Stock Units Outstanding at Fiscal Year-End (#)
David W. Carter	$30,000	39,872
Stephen C. McCluski	30,000	24,451
Nicole Onetto, M.D.	30,000	31,741
Mark Skaletsky	30,000	31,108
Joseph J. Villafranca, Ph.D.	63,625	49,674
Richard J. Wallace	30,000	21,319

  The grant date fair value of the deferred stock units credited to non-employee directors in fiscal year 2009 has been calculated in each case by multiplying the number of units by the closing price of our common stock on the NASDAQ Global Market on the date(s) as of which such units were credited to the non-employee director.

 AMENDMENT TO OUR RESTATED ARTICLES OF ORGANIZATION
TO INCREASE THE NUMBER OF SHARES OF AUTHORIZED COMMON STOCK
(Notice Item 3)

        There will be presented at the meeting a proposal to approve an amendment to our Restated Articles of Organization, which amendment was approved by our Board of Directors on September 16, 2009 and is subject to shareholder approval. The amendment increases the number of authorized shares of our common stock from 75,000,000 to 100,000,000.

        The additional common stock to be authorized by approval of the amendment will have rights that are identical to our currently authorized common stock. Approval of the proposed amendment will not affect the rights of the holders of currently outstanding shares of our common stock, except for the effects incidental to increasing the number of shares of common stock if and when the additional shares are issued. If the amendment is approved, it will become effective upon the filing of Articles of Amendment of our Restated Articles of Organization with the Secretary of the Commonwealth of Massachusetts.

        As of September 16, 2009, there were 57,057,596 shares of our common stock outstanding. In addition, as of the same date, 8,333,642 shares of common stock were reserved for issuance under our equity compensation plans. Accordingly, there were 9,608,762 shares of common stock available for general corporate purposes, prior to the addition of the shares for which we are seeking approval pursuant to this proposal.

Recommendation

        The Board recommends that you vote "FOR" the proposal to amend our Restated Articles of Organization to increase the number of authorized shares of common stock from 75,000,000 to 100,000,000.

Purpose of the Proposed Amendment

        Although at present the Board has no specific plans to issue shares of common stock in excess of the number currently authorized, the Board believes the availability of additional authorized but unissued shares will provide ImmunoGen with greater flexibility to issue common stock for a variety of corporate purposes, without the delay and expense associated with convening a special meeting of shareholders. The additional shares may be used for various purposes, including, without limitation, raising capital, expanding our business or research and development programs through the acquisition of other businesses or products, and stock splits and dividends.

Possible Effects of the Proposed Amendment

        If the shareholders approve the proposed amendment, the Board may cause the issuance of the additional shares of our common stock without further shareholder approval, except as may be required by law, regulatory authorities, or the rules of the NASDAQ Stock Market or any other stock exchange on which our shares may be listed at the time of any proposed issuance. Under our Restated Articles of Organization, shareholders do not have preemptive rights to subscribe for additional securities that may be issued by us, which means that current shareholders do not have a prior right to purchase any new issue of our securities in order to maintain their proportionate ownership of our common stock. In addition, if the Board elects to issue additional shares of common stock, such issuance could have a dilutive effect on earnings per share, voting power and holdings of current shareholders.

        In addition to the corporate purposes discussed above, the proposed amendment could, under certain circumstances, have an anti-takeover effect, although this is not the intent of the Board. For example, it may be possible for the Board to delay or impede a takeover or transfer of control of ImmunoGen by causing such additional authorized shares to be issued to holders who might side with the Board in opposing a takeover bid that the Board determines is not in the best interests of ImmunoGen and our shareholders. The amendment therefore may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempt, the proposed amendment may limit the opportunity for our shareholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. However, the Board is not aware of any attempt to take control of ImmunoGen and the Board has not presented this proposal with the intent that it be utilized as a type of anti-takeover defense.

 EXECUTIVE OFFICERS

Who are ImmunoGen's executive officers?

        The following persons are our executive officers as of September 30, 2009:

Name	Position
Daniel M. Junius	President and Chief Executive Officer
John M. Lambert, Ph.D.	Executive Vice President, Research and Development, and Chief Scientific Officer
James J. O'Leary, M.D.	Vice President and Chief Medical Officer
Gregory D. Perry	Senior Vice President, Chief Financial Officer and Treasurer
Peter J. Williams	Vice President, Business Development

Where can I obtain more information about ImmunoGen's executive officers?

        Biographical information concerning our executive officers and their ages can be found in Item 4.1 entitled "Executive Officers" in our annual report on Form 10-K for the fiscal year ended June 30, 2009, which is incorporated by reference into this proxy statement.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

        Our executive compensation philosophy is to enable ImmunoGen to attract, retain and motivate key executives to achieve our long-term objective of creating significant shareholder value through our antibody and immunoconjugate technology and expertise. Attracting and retaining key executives is particularly challenging in the biotechnology industry where executives are required to remain focused and committed throughout years of product development, regulatory approvals and, at times, financial instability. The market for executive talent in our industry is highly competitive, with many biotechnology companies that are at a similar stage of development as ImmunoGen located in general proximity to our corporate offices.

How We Determine Executive Compensation

        The Compensation Committee has responsibility for our executive compensation philosophy and the design of executive compensation programs, as well as for setting actual executive compensation. Information about the Compensation Committee, including its composition, responsibilities and processes, can be found on page 13 of this proxy statement.

        In addition to evaluating our executives' contributions and performance in light of corporate objectives, we also base our compensation decisions on market considerations. The Compensation Committee benchmarks our cash and equity incentive compensation against programs available to employees in comparable roles at peer companies. All forms of compensation are evaluated relative to the market median for our peer group. Individual compensation pay levels may vary from this reference point based on recent individual performance and other considerations, including breadth of experience, length of service, the anticipated level of difficulty in replacing an executive with someone of comparable experience and skill, and the initial compensation levels required to attract qualified new hires.

        In 2007, we engaged the services of Radford Surveys + Consulting, independent compensation consultants, to assist us in defining a peer group of companies and collecting relevant market data from those companies for purposes of establishing a targeted total compensation level for our executives and the components of that compensation. The following 20 public biotechnology companies of comparable size were included in this peer group, which is referred to elsewhere in this proxy statement as the 2007 Peer Group:

Acusphere, Inc.	Immunomedics, Inc.
Antigenics Inc.	Kosan Biosciences Incorporated
ARIAD Pharmaceuticals, Inc.	Pharmacyclics, Inc.
ArQule, Inc.	SciClone Pharmaceuticals, Inc.
Cell Therapeutics, Inc.	Seattle Genetics, Inc.
CuraGen Corporation	Sunesis Pharmaceuticals, Inc.
Durect Corporation	Valera Pharmaceuticals, Inc.
Dyax Corp.	ViaCell, Inc.
Favrille, Inc.	Vical Incorporated
GenVec, Inc.	XOMA Ltd.

        This study, together with Radford's 2007 Global Life Science Survey targeting U.S. biotechnology/pharmaceutical companies with between 150 and 499 employees, contributed to the Compensation Committee's determination in June and July 2008 of how to allocate our executives' compensation among the various elements described below.

        In connection with senior management succession planning activities, later in 2008 we engaged the services of W.T. Haigh & Company, Inc., independent compensation consultants, to assist us in redefining the appropriate peer group of companies and collecting updated relevant market data for those companies for the purpose of establishing a targeted total compensation level for our executives and the components of that compensation. The following 19 public biotechnology companies of comparable size were included in this new peer group, which is referred to elsewhere in this proxy statement as the 2008 Peer Group:

Altus Pharmaceuticals Inc.	Dyax Corp.
Antigenics Inc.	GenVec, Inc.
ARIAD Pharmaceuticals, Inc.	Idenix Pharmaceuticals, Inc.
ArQule, Inc.	Immunomedics, Inc.
Array BioPharma Inc.	Infinity Pharmaceuticals, Inc.
Cell Genesys, Inc.	Momenta Pharmaceuticals, Inc.
CombinatoRx, Incorporated	Poniard Pharmaceuticals, Inc.
Curis, Inc.	Seattle Genetics, Inc.
Cytokinetics, Incorporated	XOMA Ltd.
Durect Corporation

        This study contributed to the Compensation Committee's determination in September 2008 of Mr. Junius's base salary and target annual bonus in connection with his promotion to Chief Executive Officer.

Elements of Total Compensation

        Our total compensation program consists of fixed elements, such as base salary and benefits, and variable performance-based elements, such as annual and long-term incentives. Our fixed compensation elements are designed to provide a predictable source of income to our executives. Our variable performance-based elements are designed to reward performance at three levels: individual performance, actual corporate performance compared to annual business goals, and long-term shareholder value creation.

        We compensate our executives principally through base salary, performance-based annual cash incentives and equity awards. The objective of this three-part approach is to remain competitive with other companies in our industry, while ensuring that our executives are given the appropriate incentives to achieve near-term objectives and at the same time create long-term shareholder value.

  Base Salary

        We provide our executive officers with a level of assured cash compensation in the form of a base salary that reflects their professional status and accomplishments. The Compensation Committee sets the salaries of our executive officers by reviewing independently prepared surveys of biotechnology industry compensation as well as other available information on base salaries of executive officers in comparable positions in the peer group analysis most currently available to the committee. Comparative factors considered include, but are not limited to, company size, stage of development of a company's products, and geographic location. The committee uses the collected data as well as the experience of the members of the committee in hiring and managing personnel to set salaries. As described above, our compensation philosophy allows the committee to take into account, for both current and new executive officers, recent individual performance, breadth of experience, length of service, the anticipated level of difficulty in replacing an executive with someone of comparable experience and skill, and the initial compensation levels required to attract qualified new hires. The committee also considers ImmunoGen's financial condition, and short-term cash requirements, in approving salary increases. In setting base salaries for our executive officers (other than the CEO), the Compensation Committee also considers the recommendation of the CEO.

  Annual Executive Bonus Program

        We do not have a formal incentive or bonus plan for executives. The Compensation Committee does, however, annually establish key performance criteria, based on our corporate goals and objectives, to be met by ImmunoGen, and evaluates ImmunoGen's actual performance against those criteria in its determination of whether cash incentive or bonus payments should be made to our executives. Key corporate performance criteria may include any or all of the following: (1) our actual financial performance against our plan for the applicable fiscal year; (2) achievement of certain research and development milestones, including internal product development advancement; and (3) achievement of key targets associated with our collaborations with third parties, including support of partner programs; and (4) the creation and achievement of business development opportunities.

        The Compensation Committee may also consider an executive's individual performance in its determination of whether cash incentive or bonus payments should be made to the executive. The individual performance of each our executive officers (other than the CEO) is evaluated by our CEO, who may have established specific individual performance objectives for these executives and evaluated their actual performance in light of those objectives. The individual performance of our CEO is evaluated by all of the non-management directors on our Board, who may have established specific individual objectives for the CEO and evaluated the CEO's actual performance in light of those objectives. Based on these evaluations, the Compensation Committee determines the portion, if any, of our executive officers' bonus compensation tied to individual performance.

        Each of our executive officers is eligible to receive a target bonus expressed as a percentage of his annual base salary which, once set, remains at that level for each subsequent year unless specifically changed by the Compensation Committee. The actual bonus amount for each executive is determined based on both ImmunoGen's actual performance against its key performance criteria and, if applicable, the executive's individual performance. The Compensation Committee has discretion in determining payouts under the portion of the CEO's annual executive bonus tied to individual performance, if any, without regard to previously-established goals, and our CEO is afforded the same discretion in recommending bonus payouts to our other executive officers.

        The Compensation Committee may set a threshold aggregate percentage of corporate achievement against its key performance criteria below which bonuses based on corporate performance will not be payable. Assuming the threshold aggregate percentage has been achieved, the portion of our executives' target bonuses tied to corporate performance is based on the individual percentages assigned to the key performance criteria that have been achieved. Additional corporate objectives may also be set by the Compensation Committee that, if achieved, could result in bonus payments in excess of 100% of the portion of our executives' target bonuses based on corporate performance, but not more than 150% of the target bonuses. Where applicable, the individual objectives portion of our executives' target bonuses may be earned irrespective of whether the threshold for payment of the corporate performance bonuses has been achieved or the extent to which bonuses based on corporate performance are payable.

        The Compensation Committee establishes the corporate performance criteria and individual performance criteria, if any, with the expectation that ImmunoGen and our executives can achieve 100% of the target; however, the criteria are sufficiently difficult that such achievement is not assured at the time such objectives are set. For example, in fiscal years 2007 and 2008, only 85% and 67.5%, respectively, of the portion of our executives' target bonuses tied to corporate performance were earned, and as described below, in fiscal year 2009, only 81.5% of the portion of our executives' target bonuses tied to corporate performance was earned. The earned portion of our executives' target bonuses tied to individual performance in fiscal year 2009 ranged from 80% to 100%.

  Equity Compensation

        Consistent with our approach described above for allocating overall targeted compensation among the three components of compensation, the Compensation Committee has the authority under our 2006 Employee, Director and Consultant Equity Incentive Plan, or the 2006 Plan, to determine the form(s) of equity incentive awards, the terms under which equity incentive awards are granted and the individuals to whom such awards are granted. While we have historically awarded only stock options, the Compensation Committee has the ability under the 2006 Plan to award other forms of equity incentive compensation including, but not limited to, restricted stock awards. All equity incentive awards to our executive officers are granted by the Compensation Committee. The committee has delegated authority to our CEO to grant stock options to other newly-hired individuals, and stock options and restricted shares to other existing employees, subject to certain limitations described under the heading "What committees has the Board established?—Compensation Committee" beginning on page 13 of this proxy statement.

        We believe that equity participation is a key component of our executive compensation program. The 2006 Plan is our long-term incentive plan, designed to retain our executive officers and other employees and motivate them to enhance shareholder value by aligning their long-term interests with those of our shareholders. We believe that stock options provide an effective long-term incentive for all employees to create shareholder value as the benefit of the options cannot be realized unless there is an appreciation in the price of our common stock. Stock option awards are commonly provided to a broad range of employees in the biotechnology industry due to the competitive nature of the industry. Our executive officers participate in the 2006 Plan in the same manner as all of our full-time employees. Initial stock option awards for new employees, which are individually determined prior to and/or negotiated in conjunction with the commencement of employment, reflect the new employee's anticipated contribution to our success and are designed to be competitive with awards granted by other biotechnology companies. Subsequent annual stock option awards take into consideration levels of prior grants, position, competitive practices and individual performance. All stock options are granted with exercise prices equal to the fair market value of our common stock on the date of grant as determined in accordance with the 2006 Plan. For initial awards to new employees, the grant date is the first day of employment. Prior to fiscal year 2009, annual stock option awards were generally granted in June of each fiscal year. Annual stock option awards are currently granted in July of each fiscal year. This timing aligns the stock option awards with the determination of annual bonuses for the previous fiscal year. As a consequence of this change, no annual stock option awards were granted during fiscal year 2009.

Employee Benefits

        We offer employee benefit programs that are intended to provide financial protection and security for our employees and to reward them for the total commitment we expect from them in service to ImmunoGen. All of our named executive officers are eligible to participate in these programs on the same basis as our other employees. These benefits include the following: medical, dental and vision insurance; company-paid group life and accident insurance of two times base salary (up to $750,000); employee-paid supplemental group life and accident insurance (up to $500,000); short- and long-term disability insurance; and a qualified 401(k) retirement savings plan with a 50% company match of the first 6% of the participant's eligible bi-weekly compensation contributed by the participant to the plan.

Tax Deductibility of Compensation

        Section 162(m) of the Internal Revenue Code limits the deduction a public company is permitted for compensation paid to the chief executive officer and to the four most highly compensated executive officers other than the chief executive officer. Generally, amounts paid in excess of $1,000,000 to a covered executive cannot be deducted, unless the compensation is paid pursuant to a plan which is performance related, non-discretionary and has been approved by shareholders. In its deliberations the Compensation Committee considers ways to maximize deductibility of executive compensation, but nonetheless retains the discretion to compensate executive officers at levels the Compensation

Committee considers commensurate with their responsibilities and achievements. We have not adopted a policy that all executive compensation be fully deductible.

Employment Agreements

        Beginning in 2006, we entered into employment agreements with each of our executive officers that were designed to induce them to join ImmunoGen or to enhance the likelihood that we would be able to retain their services, while preserving the ability to make changes in senior management should that be determined to be in our best interest. These agreements provided for minimum base salaries and target bonus opportunities, and also provided for certain benefits if the executive's employment is terminated by us without cause. These benefits included: continuation of base salary for 12 months (or in the case of our CEO, 18 months); continuation of health and dental insurance coverage; and vesting as of the termination date of that portion of the executive's unvested stock options and unvested restricted stock awards, if any, that would have vested during the executive's salary continuation period. At management's suggestion, in fiscal year 2009 we discontinued the use of such employment agreements, and except with respect to one former executive officer, such agreements are no longer in effect. The Compensation Committee has reserved the authority to approve salary and employee benefit continuation benefits for new hires on a case-by-case basis as circumstances warrant. In this regard, if Mr. Perry's employment is terminated by ImmunoGen without cause during Mr. Perry's first two years of employment with us, he will be entitled to receive salary continuation benefits over a four month period following such termination. This benefit was approved by the Compensation Committee as part of the overall compensation package negotiated with Mr. Perry as an inducement for him to join ImmunoGen.

Severance Agreements

        We recognize that ImmunoGen, as a publicly-traded company, may become the target of a proposal which could result in a change in control, and that such possibility and the uncertainty and questions which such a proposal may raise among management could cause our executive officers to leave or could distract them in the performance of their duties, to the detriment of ImmunoGen and our shareholders. We have entered into severance agreements with each of our executive officers that are designed to compensate them for the loss of their positions and the loss of anticipated benefits under their unvested equity compensation awards following a change in control of ImmunoGen. The agreements are intended to reinforce and encourage the continued attention of our executive officers to their assigned duties without distraction and to ensure the continued availability to ImmunoGen of each of our executive officers in the event of a proposed change in control transaction. We believe that these objectives are in the best interests of ImmunoGen and our shareholders. We also believe that it is in the best interests of ImmunoGen and our shareholders to offer such agreements to our executive officers insofar as ImmunoGen competes for executive talent in a highly competitive market in which companies routinely offer similar benefits to senior executives.

        The executive is entitled to severance benefits if, within 24 months after a change in control of ImmunoGen, the executive's employment is terminated (1) by us other than for cause or disability or (2) by the executive for good reason. Severance benefits include: payment of 100% of the target bonus under our annual executive bonus program for the fiscal year in which such termination of employment occurs, pro-rated by the number of days the executive is employed by us during such fiscal year; a lump sum cash payment equal to 1.5 times the executive's then current annual base salary (or in the case of our CEO, 2 times); and continuation of health and dental insurance coverage. We believe these severance benefits are reasonable and appropriate for our executive officers in light of the anticipated time it takes high-level executives to secure new positions with responsibilities and compensation that are commensurate with their experience.

        Severance benefits also include the vesting of 100% of the executives' unvested stock options and unvested restricted stock awards and other similar rights. We believe that the equity awards granted to our executive officers have been reasonable in amount and that, in the event of a change in control, it is appropriate that our executive officers receive the full benefit under their equity compensation awards of the increase in ImmunoGen's value attributable to the performance of the current management team.

        For more details concerning our employment agreements and severance agreements, please refer to Potential Payments Upon Termination or Change in Control beginning on page 40 of this proxy statement.

Executive Compensation Determinations for Fiscal Year 2009

        The following discussion describes the Compensation Committee's executive compensation determinations for fiscal year 2009, beginning with a description of the portion of the annual executive bonus program tied to corporate performance.

  Corporate Performance

        The corporate performance criteria for fiscal 2009 were structured into four groups as described in the table below. These criteria included certain pre-defined "stretch" goals that, to the extent met, entitled the executives to receive up to an additional 50% of the portion of their target bonuses tied to corporate performance; however, unless corporate goals (including the "stretch goals") representing at least a 50% payout of the target corporate bonus were achieved, no bonuses would have been paid based on corporate performance. The table also shows the relative weighting of the areas with specific performance objectives within each group based on target, maximum (assuming achievement of "stretch" goals); and actual attainment for fiscal year 2009. As shown in the table, based on our management's assessment of its performance against the performance criteria described below, the

Compensation Committee determined that 81.5% of the portion of the executives' target bonuses tied to corporate performance had been earned for fiscal year 2009.

Corporate Performance Criteria	Target	Max (w/stretch)	Actual
Internal Product Development
IMGN901 clinical progress	21%	21%	—
IMGN242 clinical progress	7.5%	7.5%	—
IMGN388 clinical progress	7.5%	12.5%	7.5%
Pipeline expansion programs	5%	15%	7.5%
Quality systems improvements	5%	5%	2.5%
Manufacturing-related activities	5%	5%	5%
Process development activities	5%	5%	5%
Subtotal	56%	71%	27.5%
Financial Performance
Operating expenses at or below budget	5%	5%	5%
Ending cash balance consistent with budget	5%	5%	5%
18 months projected cash on hand at fiscal year-end	4%	4%	4%
24 months projected cash on hand at fiscal year end	—	5%	5%
Subtotal	14%	19%	19%
Partner Products(1)
Collaborator #1	7.5%	12.5%	2.5%
Collaborator #2	7.5%	10%	7.5%
Collaborator #3	—	2.5%	—
Collaborator #4	5%	5%	5%
Subtotal	20%	30%	15%
Business Development
TAP technology out-licensing opportunities	10%	25%	20%
New sponsored research opportunities	—	5%	—
Subtotal	10%	30%	20%
Total	100%	150%	81.5%

(1)
The objectives in this category were tied to specific milestones relating to our support of collaboration partners that have licensed our TAP technology to develop their own products.

        The Compensation Committee's determination of the executives' bonuses for fiscal year 2009, including the portion, if any, tied to individual performance, is discussed below on an individual-by-individual basis.

  Cash Compensation.

        Mr. Junius.    In June 2008, the committee set Mr. Junius's annual base salary for fiscal year 2009, based on his position as Executive Vice President and Chief Financial Officer, at $363,825 (a 5% increase over his base salary for the previous fiscal year) . At the same time, the committee left Mr. Junius's target bonus of 35% of base salary unchanged from the previous fiscal year. The salary increase was based on the recommendation of the CEO, which in turn was based on his assessment of Mr. Junius's performance during the previous fiscal year.

        Effective July 29, 2008, Mr. Junius was promoted to President and Chief Operating Officer, and the committee adjusted Mr. Junius's annual base salary to $382,016 (a 5% increase over his then-current base salary). At the same time, the committee increased Mr. Junius's target bonus to 40% of base salary. The new base salary, together with the new target bonus, resulted in Mr. Junius's target total cash compensation being between the 50th and 75th percentiles of the index of comparable positions for the companies contained in Radford's 2007 Global Life Sciences Survey described above.

        On September 24, 2008, the Board of Directors approved a management succession plan pursuant to which Mr. Junius would become our President and Chief Executive Officer, effective January 1, 2009. In connection with this plan, on October 29, 2008, the committee adjusted Mr. Junius's annual base salary to $440,000, effective January 1, 2009. At the same time, the committee increased Mr. Junius's target bonus to 45% of base salary, also effective January 1, 2009. The new base salary, together with Mr. Junius's new target cash bonus, resulted in target total cash compensation estimated to be at approximately the 25th percentile of the index of comparable positions for the 2008 Peer Group. As a result of these adjustments, Mr. Junius's target bonus averaged to approximately 42.4% of his actual base salary for fiscal year 2009.

        For fiscal year 2009, 100% of Mr. Junius's target bonus was tied to corporate performance. Accordingly, Mr. Junius's bonus for fiscal year 2009, as shown in the Summary Compensation Table below, constituted approximately 34.6% of his base salary earned for fiscal year 2009.

        Dr. Sayare.    In June 2008, the committee set Dr. Sayare's annual base salary for fiscal year 2009, based on his position as Chairman and Chief Executive Officer, at $482,227 (a 5% increase over his base salary for the previous fiscal year). At the same time, the committee left Dr. Sayare's target bonus of 50% of base salary unchanged from the previous year. The salary increase, together with Dr. Sayare's target cash bonus, resulted in Dr. Sayare's target total cash compensation being between the 50th and the 75th percentiles of the index of comparable positions for the 2007 Peer Group. No changes were made to Dr. Sayare's target bonus in connection with the management succession plan referred to above.

        For fiscal year 2009, 100% of Dr. Sayare's target bonus was tied to corporate performance. Accordingly, Dr. Sayare's bonus for fiscal year 2009, as shown in the Summary Compensation Table below, constituted approximately 40.7% of his base salary earned for fiscal year 2009.

        Pursuant to the management succession plan referred to above, Dr. Sayare stepped down as our Chief Executive Officer, effective December 31, 2008, although he continues to serve as Chairman of the Board. Pursuant to the plan, Dr. Sayare will continue as an ImmunoGen employee, and be paid the base salary described above, until the 2009 annual meeting of shareholders, at which time he will retire as an employee.

        Dr. Lambert.    In June 2008, the committee set Dr. Lambert's annual base salary for fiscal year 2009, based on his position as Senior Vice President, Research and Development, at $312,752 (a 6% increase over his base salary for the previous fiscal year). At the same time, the committee left Dr. Lambert's target bonus of 30% of base salary unchanged from the previous year. The salary increase, together with Dr. Lambert's target cash bonus, resulted in Dr. Lambert's target total cash compensation being between the 50th and the 75th percentiles of the index of comparable positions for the 2007 Peer Group.

        Effective July 29, 2008, Dr. Lambert was promoted to Executive Vice President, Research and Development, and Chief Scientific Officer, and the committee adjusted Dr. Lambert's annual base salary to $328,390 (a 5% increase over his then-current base salary). At the same time, the committee increased Dr. Lambert's target bonus to 35% of base salary. The new base salary, together with the new target bonus, resulted in Dr. Lambert's target total cash compensation being between the 50th and the 75th percentiles of the index of comparable positions for the 2007 Peer Group.

        For fiscal year 2009, 70% of Dr. Lambert's target bonus was tied to corporate performance, and 30% was tied to individual performance. With respect to the portion tied to individual performance, the committee's determination was based on Mr. Junius's evaluation of Dr. Lambert's accomplishment of specific actions in the areas identified in the following table.

	Target	Actual
Enhance tracking and forecasting of R&D resources	25%	25%
Organize R&D to accelerate antibody development timelines	20%	20%
Go/no go decision on specific internal product candidate	15%	10%
Oversee reorganization of R&D data for storage and retrieval	10%	10%
Advance IP initiative	15%	—
Develop formal conjugate paradigm	15%	15%
Total	100%	80%

        Based on the foregoing, Dr. Lambert's bonus for fiscal year 2009, as shown in the Summary Compensation Table below, constituted approximately 28% of his base salary earned for fiscal year 2009.

        Dr. O'Leary.    The committee set Dr. O'Leary's annual base salary at $330,000 as part of the overall compensation package negotiated with Dr. O'Leary as an inducement for him to join ImmunoGen in November 2008. At the same time, the committee fixed Dr. O'Leary's target bonus at 30% of base salary. In addition, in order to induce Dr. O'Leary to join ImmunoGen, the committee agreed to pay him a sign-on bonus in the aggregate of amount of $70,000, payable in four equal quarterly installments over his first year of employment.

        For fiscal year 2009, 70% of Dr. O'Leary's target bonus was tied to corporate performance, and 30% was tied to individual performance. With respect to the portion tied to individual performance, the committee's determination was based on Mr. Junius's evaluation of Dr. O'Leary's accomplishment of specific actions in the areas identified in the following table.

	Target	Actual
Refine/revise clinical strategies for three internal drug candidates	70%	70%
Identify and consult with external oncology experts re: IMGN901	20%	20%
Establish new review process for clinical abstracts and posters	10%	10%
Total	100%	100%

        Based on the foregoing, Dr. O'Leary's bonus for fiscal year 2009, excluding his sign-on bonus, as shown in the Summary Compensation Table below, constituted approximately 26.1% of his base salary earned for fiscal year 2009.

        Mr. Perry.    The committee set Mr. Perry's annual base salary at $300,000 as part of the overall compensation package negotiated with Mr. Perry as an inducement for him to join ImmunoGen in January 2009. At the same time, the committee fixed Mr. Perry's target bonus at 30% of base salary.

        For fiscal year 2009, 70% of Mr. Perry's target bonus was tied to corporate performance, and 30% was tied to individual performance. With respect to the portion tied to individual performance, the committee's determination was based on Mr. Junius's evaluation of Mr. Perry's accomplishment of specific actions in the areas identified in the following table.

	Target	Actual
Drive new business development opportunity	40%	40%
Review intellectual property portfolio	10%	10%
Revise employee benefit policy	10%	10%
Develop planning calendars for each functional area	20%	20%
Establish plan to review certain internal product candidates with prospective partners	20%	20%
Total	100%	100%

        Based on the foregoing, Mr. Perry's bonus for fiscal year 2009, as shown in the Summary Compensation Table below, constituted approximately 26.1% of his base salary earned for fiscal year 2009.

        John A. Tagliamonte.    In June 2008, the committee set Mr. Tagliamonte's annual base salary for fiscal year 2009, based on his position as Vice President, Business Development, at $251,322 (a 3% increase over his base salary for the previous year). This increase reflected, in part, the fact that Mr. Tagliamonte had been employed by ImmunoGen for less than one year at the time of the increase. At the same time, the committee left Mr. Tagliamonte's target bonus of 30% of base salary unchanged from the previous year. Because he left ImmunoGen prior to the end of the fiscal year, Mr. Tagliamonte was not entitled to receive a payout under the annual executive bonus plan for fiscal year 2009.

  Equity Awards

        While no annual stock option awards were granted during fiscal year 2009, the following awards were granted to certain of our executives.

        On September 23, 2008, we granted a stock option award covering 150,000 shares to Dr. O'Leary, effective on the date Dr. O'Leary started his employment with ImmunoGen (November 7, 2008).

        In connection with Mr. Junius's promotion to Chief Executive Officer, on October 29, 2008 the committee granted a stock option award covering 200,000 shares to Mr. Junius, with an effective date of grant of January 1, 2009.

        On January 8, 2009, we granted a stock option award covering 125,000 shares to Mr. Perry, effective on the date Mr. Perry started his employment with ImmunoGen (January 9, 2009).

        Each of the foregoing awards is described in the Outstanding Awards at Fiscal Year-End table on page 38 of this proxy statement. The awards to Dr. O'Leary and Mr. Perry were part of the overall compensation packages negotiated with these executives as an inducement for them to join ImmunoGen. Mr. Junius's award was at the 50th percentile of the index of comparable positions for the 2008 Peer Group.

        Pursuant to the management succession plan referred to above, the committee modified the terms of Dr. Sayare's outstanding stock options to provide that all his currently unvested stock options will continue to vest in accordance with their original vesting schedules as long as Dr. Sayare remains either an employee of ImmunoGen or a member of our Board of Directors. In addition, Dr. Sayare's outstanding stock option awards were modified to provide that all his vested options (including those that will vest in the future as described above) will generally be exercisable until the earlier of (a) their original expiration date (i.e., ten years from the date of grant) or (b) the expiration of three months following the date on which Dr. Sayare ceases to be either an employee of ImmunoGen or a member of the Board of Directors.

How were the executive officers compensated for fiscal year 2009?

        The following table sets forth all compensation paid to our chief executive officer, our chief financial officer and each of our other three most highly compensated executive officers, who are collectively referred to as the "named executive officers," in all capacities for the last three fiscal years. The table also sets forth all compensation paid to Dr. Sayare, who served as our chief executive officer until December 31, 2008, in all capacities for the last three fiscal years.

 Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Daniel M. Junius	2009	$409,500	—	$462,856	$141,656	$9,444	$1,023,456
President and Chief	2008	346,500	$36,382	383,659	57,302	6,305	830,148
Executive Officer, former	2007	330,000	—	275,015	98,000	4,160	707,175
Chief Financial Officer(5)
Mitchel Sayare, Ph.D.	2009	482,227	—	1,222,634	196,508	9,381	1,910,750
Chairman of the Board,	2008	463,680	69,552	382,963	109,544	6,651	1,032,390
former Chief Executive	2007	441,600	—	287,472	187,000	4,474	920,546
Officer(5)
Gregory D. Perry(6)	2009	142,500	—	40,055	37,214	235	220,004
Senior Vice President,
Chief Financial Officer
John M. Lambert, Ph.D.	2009	327,087	—	147,698	91,730	5,217	571,732
Executive Vice President,	2008	295,049	26,554	157,935	41,823	4,553	525,914
Research and Development,	2007	268,230	21,062	133,155	68,938	2,955	494,340
and Chief Scientific Officer
James J. O'Leary, M.D.(7)	2009	213,583	52,500	64,223	55,777	1,789	387,872
Vice President and Chief
Medical Officer
John A. Tagliamonte(8)	2009	138,373	—	138,500	—	121,107	397,980
Former Vice President,	2008	141,550	11,179	56,097	20,716	861	230,403
Business Development

(1)
The amount shown in this column for fiscal year 2009 represents the portion of Dr. O'Leary's sign-on bonus that was paid during fiscal year 2009. The amounts shown in this column for fiscal year 2008 represent payments of the portion of our annual executive bonus program for fiscal year 2008 tied to individual performance. The amount in this column for fiscal year 2007 represents a discretionary payment awarded due to additional responsibilities assumed by Dr. Lambert as a result of the departure of our former executive vice president, science and technology.

(2)
This column represents the dollar amount we recognize for financial statement reporting purposes with respect to each of the fiscal years shown related to stock option awards in accordance with FAS 123R, disregarding the estimate for forfeitures, and thus includes amounts for stock option awards granted in each such fiscal year as well as prior years. The amount shown in this column for fiscal year 2009 for Dr. Sayare also includes costs related to the modification of certain options held by him in accordance with the management succession plan approved by the Board in September 2008. The amount shown in this column for fiscal year 2009 for Mr. Tagliamonte also includes costs related to the acceleration of certain options held by Mr. Tagliamonte in connection with his departure from ImmunoGen. Additional information can be found in Note B to the consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended June 30, 2009.

(3)
For fiscal years 2009 and 2007, this column represents payments under our annual executive bonus program for such fiscal years in their entirety. For fiscal year 2008, this column represents payments of the portion of our annual executive bonus program tied to corporate performance.

(4)
The table below shows the components of this column for fiscal year 2009:

Name	401(k) Plan Matching Contribution(a)	Term Life Insurance Premiums	Separation Benefits(b)	Total All Other Compensation
Daniel M. Junius	$8,679	$765	—	$9,444
Mitchel Sayare, Ph.D.	8,616	765	—	9,381
Gregory D. Perry	—	235	—	235
John M. Lambert, Ph.D.	4,547	670	—	5,217
James J. O'Leary, M.D.	1,400	389	—	1,789
John A. Tagliamonte	601	316	$120,190	121,107
  (a)
  The amounts in this column represent our matching contributions allocated to each of the named executive officers who participates in our 401(k) retirement savings plan. All such matching contributions were fully vested upon contribution.

  (b)
  The amount in this column represents benefits paid to Mr. Tagliamonte under the terms of his employment agreement following the termination of this employment in January 2009, and includes $113,095 of salary continuation and $ 7,095 of healthcare continuation through June 30, 2009. A description of the separation benefits payable under Mr. Tagliamonte's employment agreement is set forth elsewhere in this proxy statement under the heading Potential Payments Upon Termination or Change in Control.

(5)
Dr. Sayare resigned from his positions as President on July 29, 2008 and as Chief Executive Officer as of December 31, 2008. Mr. Junius was appointed President and Chief Operating Officer and Acting Chief Financial Officer on July 29, 2008, and President and Chief Executive Officer as of January 1, 2009.

(6)
Mr. Perry joined ImmunoGen on January 9, 2009.

(7)
Dr. O'Leary joined ImmunoGen on November 7, 2008.

(8)
Mr. Tagliamonte joined ImmunoGen in November 2007, and left ImmunoGen in January 2009.

Grants of Plan-Based Awards

        The following table shows all awards granted to each of the named executive officers during the last fiscal year.

Grants of Plan-Based Awards

				Possible Future Payments Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)
			Compensation Committee Action Date, if Different from Grant Date(1)					Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards(2)
Name	Grant Date			Threshold ($)	Target ($)	Maximum ($)
Daniel M. Junius		(3)	—	$86,906	$173,811	$260,717	—	—	—
	1/1/2009	(4)	10/29/2008	—	—	—	200,000	$4.29	$542,000
Mitchel Sayare, Ph.D.		(3)	—	120,557	241,114	361,670	—	—	—
Gregory D. Perry		(3)		—	42,750	57,713	—	—	—
	1/9/2009	(5)	1/8/2009	—	—	—	125,000	4.32	340,000
John M. Lambert, Ph.D		(3)	—	—	113,177	152,789	—	—	—
James J. O'Leary, M.D.		(3)		—	64,075	86,501	—	—	—
	11/7/2008	(6)	9/23/2008	—	—	—	150,000	4.12	399,000
John A. Tagliamonte		(3)	—	—	—	—	—	—	—

(1)
The Compensation Committee met on each of the dates listed in this column and voted to grant the applicable executive an option to purchase the number of shares of our common stock listed in the applicable line item, each such option award to be effective on the date the applicable executive started his employment with ImmunoGen (or, in the case of Mr. Junius, the date he assumed the office of CEO) and to have an option exercise price equal to the fair market value of our common stock on such start (or promotion) date.

(2)
The amounts shown in this column have been calculated in accordance with FAS 123R. Additional information can be found in Note B to the consolidated financial statements in ImmunoGen's Annual Report on Form 10-K for the fiscal year ended June 30, 2009.

(3)
The amounts shown in these rows reflect the possible cash amounts that could have been earned upon achievement of the threshold, target and maximum performance objectives for the annual executive bonus program for fiscal year 2009. In the case of Mr. Junius and Dr. Sayare, whose bonuses were tied solely to corporate performance, the threshold amounts represent 50% of their respective target bonuses, reflecting the minimum achievement required for any payout based on corporate performance. In the case of the remaining executives, for whom 30% of their respective bonuses was tied to individual performance, there was effectively no threshold payment since the Compensation Committee reserved the discretion to determine payouts under the portion of the bonus tied to individual performance without regard to any minimum achievement of previously-established goals. Mr. Perry and Dr. O'Leary joined ImmunoGen on January 9, 2009 November 7, 2008, respectively, and the amounts shown in these rows for each of them have been appropriately pro-rated. Mr. Tagliamonte left ImmunoGen in January 2009, and therefore he was not eligible to receive a bonus under the annual executive bonus program for fiscal year 2009.

(4)
This stock option award was granted under our 2006 Plan in connection with Mr. Junius's promotion to chief executive officer. The grant date fair value of this award has been calculated using the Black-Scholes option pricing model, based on the following assumptions: expected life of option equal to 7.22 years; expected risk-free interest rate of 2.07%, which is equal to the U.S. Treasury yield curve in effect at the time of grant for instruments with a similar expected life; expected stock volatility of 62.97%; and expected dividend yield of 0%. This award is also described in the Outstanding Equity Awards at Fiscal Year-End Table.

(5)
This stock option award was granted under our 2006 Plan in connection with the start of Mr. Perry's employment with ImmunoGen. The grant date fair value of this award has been calculated using the Black-Scholes option pricing model, based on the following assumptions: expected life of option equal to 7.22 years; expected risk-free interest rate of 1.88%, which is equal to the U.S. Treasury yield curve in effect at the time of grant for instruments with a similar expected life; expected stock volatility of 62.97%; and expected dividend yield of 0%. This award is also described in the Outstanding Equity Awards at Fiscal Year-End Table.

(6)
This stock option award was granted under our 2006 Plan in connection with the start of Dr. O'Leary's employment with ImmunoGen. The grant date fair value of this award has been calculated using the Black-Scholes option pricing model, based on the following assumptions: expected life of option equal to 7.12 years; expected risk-free interest rate of 3.11%, which is equal to the U.S. Treasury yield curve in effect at the time of grant for instruments with a similar expected life; expected stock volatility of 63.39%; and expected dividend yield of 0%. This award is also described in the Outstanding Equity Awards at Fiscal Year-End Table.

Outstanding Equity Awards at 2009 Fiscal Year-End

        The following table shows information on all outstanding stock options and unvested restricted stock awards held by the named executive officers at the end of the last fiscal year.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Daniel M. Junius	200,000	—		$5.74	5/9/2015
	65,000	—		3.19	6/8/2016
	53,334	26,666	(2)	5.77	6/12/2017
	23,334	46,666	(3)	3.30	6/11/2018
	—	200,000	(4)	4.29	1/1/2019
Mitchel Sayare, Ph.D.	85,000	—		6.78	1/19/2010
	165,000	—		20.75	1/25/2011
	150,000	—		3.95	6/5/2012
	95,000	—		3.91	6/12/2013
	75,000	—		6.27	6/17/2014
	75,000	—		5.35	6/9/2015
	75,000	—		3.19	6/8/2016
	106,667	53,333	(2)	5.77	6/12/2017
	46,667	93,333	(3)	3.30	6/11/2018
Gregory D. Perry	—	125,000	(5)	4.32	1/9/2019
John M. Lambert, Ph.D.	70,000	—		6.78	1/19/2010
	94,500	—		20.75	1/25/2011
	80,000	—		3.95	6/5/2012
	45,000	—		3.91	6/12/2013
	35,000	—		6.27	6/17/2014
	35,000	—		5.35	6/9/2015
	35,000	—		3.19	6/8/2016
	40,000	20,000	(2)	5.77	6/12/2017
	17,500	35,000	(3)	3.30	6/11/2018
James J. O'Leary, M.D.	—	150,000	(6)	4.12	11/7/2018
John A. Tagliamonte	—	—		—	—

(1)
All option awards granted ImmunoGen are subject to time-based vesting. Accordingly, there are no unearned option awards outstanding. Securities underlying options are shares of our common stock.

(2)
These option awards vest in three equal installments on each of the first three anniversaries of the grant date (June 12, 2007), contingent in each case on the executive remaining either an employee

  (in the case of an incentive stock option) or an employee, director or consultant (in the case of a non-qualified stock option) of ImmunoGen as of each such date.

(3)
These option awards vest in three equal installments on each of the first three anniversaries of the grant date (June 11, 2008), contingent in each case on the executive remaining either an employee (in the case of an incentive stock option) or an employee, director or consultant (in the case of a non-qualified stock option) of ImmunoGen as of each such date.

(4)
This option award vests in four equal installments on each of the first four anniversaries of the grant date (January 1, 2009), contingent on Mr. Junius remaining either an employee (in the case of an incentive stock option) or an employee, director or consultant (in the case of a non-qualified stock option) of ImmunoGen as of each such date.

(5)
This option award vests as follows: the right to purchase 25% of the shares covered by this award will become exercisable on the first anniversary of the date of grant, and the right to purchase the remaining shares will thereafter become exercisable on a quarterly basis as to 6.25% of the shares covered by the award each quarter, provided that Mr. Perry remains an employee (in the case of an incentive stock option) or an employee, director or consultant (in the case of a non-qualified stock option) of ImmunoGen as of each such date.

(6)
This option award vests in four equal installments on each of the first four anniversaries of the grant date (November 7, 2008), contingent on Dr. O'Leary remaining either an employee (in the case of an incentive stock option) or an employee, director or consultant (in the case of a non-qualified stock option) of ImmunoGen as of each such date.

Options Exercised

        The following table shows information regarding stock option exercises by the named executive officers during the last fiscal year.

Option Exercises

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Daniel M. Junius	—	—
Michel Sayare, Ph.D.	80,000	$279,200
Gregory D. Perry	—	—
John M. Lambert, Ph.D.	54,000	88,891
James J. O'Leary, M.D.	—	—
John A. Tagliamonte	53,000	30,157

    (1)
    Amounts shown in this column do not necessarily represent actual value realized from the sale of the shares acquired upon exercise of options because in some cases the shares may not have been sold on exercise but continue to be held by the executive officer exercising the option. The amount shown represents the aggregate difference between the option exercise prices and the market prices on the dates of exercise of the options, which is the amount that would have been realized if the shares had been sold immediately upon exercise of the options.

Potential Payments Upon Termination or Change in Control

        Termination of Employment Not Following a Change in Control.    Except as described below, we do not have any agreements, plans or arrangements covering any of our current executive officers that provide separation benefits in addition to those required by applicable law in connection with the termination of the executive's employment with us outside the context of a change in control. With respect to such termination, separation benefits, if any, in addition to those required by applicable law would be determined on a case-by-case basis, taking into account the reasons for the executive's termination, the executive's former position with us, the length of the executive's tenure with us, and any other factors deemed appropriate by the Compensation Committee. The Compensation Committee has the authority to approve salary and benefit continuation benefits for new hires on a case-by-case basis as circumstances warrant. In this regard, if Mr. Perry's employment is terminated by ImmunoGen without cause during Mr. Perry's first two years of employment with us, he will be entitled to receive salary continuation benefits over a fourth month period following such termination, subject to the release by Mr. Perry of claims against ImmunoGen. This benefit was approved by the Compensation Committee as part of the overall compensation package negotiated with Mr. Perry as an inducement for him to join ImmunoGen. Assuming we had terminated Mr. Perry's employment without cause on June 30, 2009, he would have been entitled to $100,000 in salary continuation benefits.

        We previously had entered into employment agreements with Drs. Sayare and Lambert and Messrs. Junius and Tagliamonte. These agreements provided for, among other things, certain benefits in connection with the termination of the executive's employment with us. Mr. Junius and Dr. Lambert voluntarily terminated their employment agreements, effective as of December 1, 2008. In connection with the management succession plan pursuant to which Dr. Sayare stepped down from his position as our chief executive officer, Dr. Sayare terminated his employment agreement as of June 30, 2009.

        Mr. Tagliamonte's employment agreement was in effect at the time his employment was terminated on January 7, 2009, which entitled him to receive the following separation benefits:

  •
  Continuation of his annual base salary of $251,322 for 12 months;

  •
  Continuation of medical insurance coverage for up to 18 months under the same terms available to our active employees, representing a total benefit of $25,542, based on the COBRA rates for the type of coverage ImmunoGen carried for Mr. Tagliamonte as of January 7, 2009; and

  •
  Vesting as of the termination date of options to purchase 25,000 shares of our common stock at an exercise price of $4.91 per share, and options to purchase 3,000 shares of our common stock at an exercise price of $3.30 per share, which collectively represent that portion of his unvested stock options that would have vested during the 12 months following the termination date. The closing price of our common stock on the NASDAQ Global Market on Mr. Tagliamonte's termination date was $4.36.

        Payment of the above-described benefits was subject to the release by Mr. Tagliamonte of all his claims against ImmunoGen other than claims that arise from ImmunoGen's obligations under the employment agreement.

        Termination of Employment Following a Change in Control.    We have entered into severance agreements with each named executive officer providing for certain benefits in the event of a change in control of ImmunoGen. A change in control includes any of the following events:

  •
  the acquisition by any person of 50% or more of our outstanding common stock pursuant to a transaction which our Board of Directors does not approve;

  •
  a merger or consolidation of ImmunoGen, whether or not approved by our Board, where our voting securities remain outstanding and continue to represent, or are converted into securities of the surviving corporation (or its parent) representing, less than 50% of the total voting power of the surviving entity (or its parent) following such transaction;

  •
  our shareholders approve an agreement for the sale of all or substantially all of ImmunoGen's assets; or

  •
  the "incumbent directors" cease to constitute at least a majority of the members of our Board. "Incumbent directors" include the current members of our Board, plus any future members who are elected or nominated for election by at least a majority of the incumbent directors at the time of such election or nomination, with certain exceptions relating to actual or threatened proxy contests relating to the election of directors to our Board.

        Each named executive officer is entitled to severance benefits if, within the period of two months before or 24 months after a change in control of ImmunoGen, the executive's employment is terminated (1) by us other than for cause or disability or (2) by the executive for good reason. "Cause" is defined to include the executive's intentional act or omission that materially harms ImmunoGen, willful failure or refusal to follow the lawful and proper directives of the CEO or the Board; conviction of the executive for a felony; material fraud or theft relating to ImmunoGen; or breach of our Code of Corporate Conduct, Senior Officer and Financial Personnel Code of Ethics or other contractual obligation to ImmunoGen. "Good reason" is defined in each agreement to include the occurrence of the following events without the executive's consent: a change in the principal location at which the executive performs his duties for us to a new location that is at least 40 miles from the prior location; a material change in the executive's authority, functions duties or responsibilities as compared to his highest position with ImmunoGen; or a material reduction in the executive's base salary or target annual bonus.

        Severance benefits under each agreement include the following:

  •
  Payment of 100% of the executive's target bonus under our annual executive bonus program for the fiscal year in which termination of employment occurs, pro-rated by the number of calendar days the executive is employed by us during such fiscal year;

  •
  A lump sum payment equal to 1.5 times the executive's then current annual base salary (or in the case of Mr. Junius and Dr. Sayare, 2 times);

  •
  Continuation of medical insurance coverage for 18 months (or in the case of Mr. Junius and Dr. Sayare, 24 months) under the same terms available to our active employees; and

  •
  Vesting of 100% of the executive's unvested stock options and unvested restricted stock awards and other similar rights.

        Payment of the above-described severance benefits is subject to the named executive officer releasing all his or her claims against ImmunoGen other than claims that arise from ImmunoGen's obligations under the severance agreement. In addition, the severance benefits will replace any similar compensation that may be provided to the executive under any other agreement or arrangement in relation to termination of employment, with certain exceptions.

        Each agreement provides for a reduction of payments and benefits to be received by the named executive officer pursuant to a change in control to a level where the executive would not be subject to the excise tax pursuant to section 4999 of the Internal Revenue Code, but only if such reduction would put the executive in a better after-tax position than if the payments and benefits were paid in full. In addition, each agreement provides for the payment by ImmunoGen of the executive's legal fees and expenses incurred in connection with the agreement.

        Each agreement (except for Dr. Sayare's agreement) continues in effect for two years from its effective date, subject to automatic one-year extensions thereafter unless notice is given of our or the executive's intention not to extend the term of the agreement; provided, however, that the agreement continues in effect for 24 months following a change in control that occurs during the term of the agreement. In connection with the management succession plan pursuant to which Dr. Sayare stepped down from his position as our chief executive officer, Dr. Sayare terminated his severance agreement as of June 30, 2009.

        The following table illustrates the potential benefits that would have been received by the named executive officers under the severance agreements described above, assuming we had terminated each executive's employment without cause on June 30, 2009 following a change in control occurring on that date, and using the closing price ($8.62) of our common stock on the NASDAQ Global Market on that date.

Potential Payments Upon Termination of Employment Following a Change in Control
(Without Cause and Not for a Disability)

Name	Salary/Bonus Lump Sum(1)	Stock Option Acceleration(2)	Healthcare Continuation(3)	Total
Daniel M. Junius	$1,053,811	$1,190,261	$34,056	$2,278,128
Mitchel Sayare, Ph.D.	1,205,568	648,531	34,056	1,888,155
Gregory D. Perry	492,750	537,500	25,542	1,055,792
John M. Lambert, Ph.D.	605,762	243,200	25,542	874,504
James J. O'Leary, M.D.	559,075	675,000	11,184	1,245,259

(1)
Amounts represent the salary-based lump sum payments described above and each executive's target bonus for fiscal year 2009.

(2)
Any amounts shown in this column would have represented payment of the difference between $8.62 and the exercise price of any in-the-money unvested stock option which would have become exercisable upon termination of the executive's employment without cause following a change in control, multiplied in each case by the number of shares subject to such option.

(3)
Amounts represent 18 months (or in the case of Mr. Junius and Dr. Sayare, 24 months) of healthcare coverage at COBRA rates for the type of coverage ImmunoGen carried for each named executive officer as of June 30, 2009.

REPORT OF THE COMPENSATION COMMITTEE

        The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement, and based on such review and discussion, the Compensation Committee recommended to ImmunoGen's Board that the Compensation Discussion and Analysis be included in this proxy statement and be incorporated by reference into ImmunoGen's Annual Report on Form 10-K for the fiscal year ended June 30, 2009.

                      By the Compensation Committee of the Board of
                      Directors of ImmunoGen, Inc.

                      Mark Skaletsky, Chairman
                      Joseph J. Villafranca, Ph.D.
                      Richard J. Wallace

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee has reviewed ImmunoGen's audited financial statements for the fiscal year ended June 30, 2009, and discussed these financial statements with ImmunoGen's management. The Audit Committee also has reviewed and discussed the audited financial statements and the matters required to be discussed by the Statement on Auditing Standard No. 61, as amended ("Communication with Audit Committees"), as adopted by the Public Company Accounting Oversight Board (the "PCAOB") in Rule 3200T, with Ernst & Young LLP, ImmunoGen's independent registered public accounting firm. In addition, the Audit Committee received the letter from Ernst & Young LLP required by PCAOB Rule 3526 ("Communication with Audit Committees Concerning Independence"), and has discussed with Ernst & Young LLP its independence.

        Based on its review and the discussions referred to above, the Audit Committee recommended to ImmunoGen's Board that the audited financial statements be included in ImmunoGen's Annual Report on Form 10-K for the fiscal year ended June 30, 2009.

                      By the Audit Committee of the Board of
                      Directors of ImmunoGen, Inc.

                      Stephen C. McCluski, Chairman
                      David W. Carter
                      Mark Skaletsky

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Ernst & Young LLP served as our independent registered public accounting firm for the fiscal year ended June 30, 2009, and has been selected by our Audit Committee to serve as our independent registered public accounting firm of the fiscal year ending June 30, 2010. We expect that a representative of Ernst & Young LLP will be present at the meeting and will have the opportunity to make a statement if he or she desires and to respond to appropriate questions.

What were the fees of our independent registered public accounting firms for services rendered to us during the last two fiscal years?

        The aggregate fees for professional services rendered for us by Ernst & Young LLP for the fiscal years ended June 30, 2009 and 2008 were as follows:

	2009	2008
Audit	$315,600	$310,000
Audit-Related	57,000	58,200
Tax	—	—
All Other	—	—

	$372,600	$368,200

        Audit fees for fiscal years 2009 and 2008 were for professional services provided for the audits of our consolidated financial statements and our internal control over financial reporting as well as reviews of the financial statements included in each of our quarterly reports on Form 10-Q.

        Audit-related fees for fiscal year 2009 were for due diligence-related work in connection with our public offering in June 2009 and consents relating to registration statements. Audit-related fees for fiscal year 2008 were for consents relating to registration statements.

What is the Audit Committee's pre-approval policy?

        The Audit Committee pre-approves all auditing services and the terms of non-audit services provided by our independent registered public accounting firm, but only to the extent that the non-audit services are not prohibited under applicable law and the committee determines that the non-audit services do not impair the independence of the independent registered public accounting firm. In situations where it is impractical to wait until the next regularly scheduled quarterly meeting, the chairman of the committee has been delegated authority to approve audit and non-audit services to be provided by our independent registered public accounting firm. Fees payable to our independent registered public accounting firm for any specific, individual service approved by the chairman pursuant to the above-described delegation of authority may not exceed $100,000, plus reasonable and customary out-of-pocket expenses, and the chairman is required to report any such approvals to the full committee at its next scheduled meeting.

        The pre-approval requirement is waived with respect to the provision of non-audit services by our independent registered public accounting firm if (1) the aggregate amount of all such non-audit services provided to us constitutes not more than five percent of the total fees paid by us to our independent registered public accounting firm during the fiscal year in which such non-audit services were provided, (2) such services were not recognized at the time of the engagement to be non-audit services, and (3) such services are promptly brought to the attention of the Audit Committee and approved by the committee or by one or more of its members to whom authority to grant such approvals has been delegated by the committee prior to the completion of the independent registered public accounting firm's audit. During fiscal years 2009 and 2008, none of the non-audit services provided to us by our independent registered public accounting firm was required to be approved by the Audit Committee pursuant to the so-called "de minimis" exception described above.

        The Audit Committee has considered and determined that the provision of the non-audit services described is compatible with maintaining the independence of our registered public accounting firm.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors and persons beneficially owning more than 10% of our outstanding common stock to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Officers, directors and beneficial owners of more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

        Based solely on copies of such forms furnished as provided above, or written representations from our officers and directors that no Forms 5 were required, we believe that during the fiscal year ended June 30, 2009 all Section 16(a) filing requirements applicable to our officers, directors and beneficial owners of greater than 10% of our common stock were complied with, except as follows. A Form 4 reporting the issuance of 1,079 deferred stock units to Dr. Villafranca on May 12, 2009 was filed late on May 18, 2009.

SHAREHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING

        Under regulations adopted by the SEC, any shareholder proposal submitted for inclusion in ImmunoGen's proxy statement relating to the 2010 annual meeting of shareholders must be received at our principal executive offices on or before June 3, 2010.

        In addition to the SEC requirements regarding shareholder proposals, our by-laws contain provisions regarding matters to be brought before shareholder meetings. If shareholder proposals, including proposals relating to the election of directors, are to be considered at the 2010 annual meeting of shareholders, notice of them, whether or not they are included in ImmunoGen's proxy statement and form of proxy, must be given by personal delivery or by United States mail, postage prepaid, to the Corporate Secretary on or before August 20, 2010. The notice must include the information set forth in our by-laws. Proxies solicited by the Board will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.

        It is suggested that any shareholder proposal be submitted by certified mail, return receipt requested.

CERTAIN MATTERS RELATING TO PROXY MATERIALS

        The SEC has adopted a rule that allows us or your broker to send a single set of proxy materials and annual reports to any household at which two or more of our shareholders reside, if we or your broker believe that the shareholders are members of the same family. This practice, referred to as "householding," benefits both you and us. It reduces the volume of duplicate information received at your household and helps us reduce our expenses. The rule applies to our annual reports, proxy materials (including the Notice) and information statements. Once you receive notice from your broker or from us that communications to your address will be "householded," the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Each shareholder will continue to receive a separate proxy card or voting instruction card.

        If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate Notice and, if applicable, other proxy materials, please notify your broker, or if you are holding a physical stock certificate, direct your written or oral request to Mellon Investor Services LLC, Newport Office Center VII, 480 Washington Boulevard, Jersey City, New Jersey 07310, telephone number (888) 810-7458. Shareholders who currently receive multiple copies of the Notice and, if applicable, other proxy materials at their address and would like to request "householding" of their communications should contact their broker or Mellon Investor Services LLC.

OTHER MATTERS

        We know of no matters which may properly be and are likely to be brought before the meeting other than the matters discussed in this proxy statement. However, if any other matters properly come before the meeting, the persons named in the accompanying proxy card will vote in accordance with their best judgment.

ANNUAL REPORT ON FORM 10-K

        You may obtain a copy of our annual report on Form 10-K for the fiscal year ended June 30, 2009 (without exhibits) without charge by writing to: Investor Relations, ImmunoGen, Inc., 830 Winter Street, Waltham, MA 02451.

                      By Order of the Board of Directors

                      CRAIG BARROWS, Secretary

September 30, 2009

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date IMMUNOGEN, INC. M16521-P83491 IMMUNOGEN, INC. 830 WINTER STREET WALTHAM, MA 02451 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. Please indicate if you plan to attend this meeting. For Against Abstain 1. To fix the number of members of the Board of Directors at nine (9) For address changes and/or comments, please check this box and write them on the back where indicated. For All Withhold All For All Except 0 0 0 0 0 0 Yes No 0 0 0 Vote on Directors 01) Mitchel Sayare, Ph.D. 02) David W. Carter 03) Mark Skaletsky 04) Joseph J. Villafranca, Ph.D. 05) Nicole Onetto, MD 2. Election of Directors Nominees: ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. 06) Stephen C. McCluski 07) Richard J. Wallace 08) Daniel M. Junius 09) Howard H. Pien Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. 0 0 0 3. To approve an amendment to the Restated Articles of Organization to increase the number of authorized shares of common stock from 75,000,000 to 100,000,000 The Board of Directors recommends that you vote FOR the following: The Board of Directors recommends you vote FOR the following proposal(s): In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof. THE SHARES REPRESENTED HEREBY WILL BE VOTED AS DIRECTED HEREIN. IF NO DIRECTION IS INDICATED, SUCH SHARES WILL BE VOTED "FOR" ITEMS 1, 2 AND 3.

Address Changes/Comments: _____________________________________________________________________________ ________________________________________________________________________________________________________ (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) IMMUNOGEN, INC. This Proxy is Solicited by Shareholders Annual Meeting of the Board of Directors 11/11/2009 11:00 AM The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated September 30, 2009, and does hereby appoint Daniel M. Junius and Gregory D. Perry or either of them (the "proxies"), as the undersigned's attorneys-in-fact and proxies, with full power of substitution in each, for and in the name of the undersigned, with all the powers the undersigned would possess if personally present, hereby revoking any proxy heretofore given, to appear and represent and vote all shares of Common Stock of ImmunoGen, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held at the offices of the Company, 830 Winter Street, Waltham, Massachusetts on Wednesday, November 11, 2009, at 11:00 a.m., Eastern Standard Time, and at any adjournments thereof. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. Continued and to be signed on reverse side M16522-P83491